UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

2010 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 16, 2010 at 8:00 a.m.

2010 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 16, 2010, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.voteproxy.com

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.voteproxy.com

Have your proxy card in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-776-9437 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-800-776-9437.

Have your proxy card in hand and follow the instructions.

2010 Proxy Statement

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 16, 2010, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed Vote Instruction Form in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.proxyvote.com/

Have your Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your Voting Instruction Form or 1-800-454-8683.

Have your Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•     From Seattle via SR-520:

•     Take SR-520 east to I-405 south.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Avenue NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for Meydenbauer Center garage will be available at the meeting.

•     From Seattle via I-90:

•     Take I-90 east to I-405 north.

•     Take Exit 13A west to NE 4th Street westbound.

•     Turn right onto 112th Avenue NE.

•     Turn left onto NE 6th Street to Meydenbauer Center’s parking garage on right.

September 30, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Microsoft Corporation, which will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 16, 2010 at 8:00 a.m. Doors open at 7:00 a.m. and a product fair will also open at that time. Driving directions to Meydenbauer Center can be found on the inside front cover of this document. Parking will be validated only for Meydenbauer Center garage. Please note that parking is limited, so plan ahead if you are driving to the meeting.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

This year’s shareholder question and answer session will include both live questions and questions submitted in advance. You may submit a question in advance by email to ASM@microsoft.com, and we will respond to as many inquiries as time allows.

We will provide a live webcast of the Annual Meeting from the Microsoft Investor Relations Web site at www.microsoft.com/investor. A transcript along with video and audio of the entire Annual Meeting will be available on the Investor Relations Web site after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results. In addition, we make available at our Investor Relations Web site free of charge a variety of information for investors. Our goal is to maintain the Investor Relations Web site as a portal through which investors can easily find or navigate to pertinent information about us.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Microsoft. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras; while these phones may be brought into the venue, the camera function may not be used at any time.

2010 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of the Shareholders of Microsoft Corporation will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 16, 2010 at 8:00 a.m. for the following purposes:

1.	To elect nine directors from among the nominees described in this Proxy Statement.
2.	To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2011.
3.	To consider a shareholder proposal described in the accompanying Proxy Statement, if properly presented at the Annual Meeting.
4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on September 3, 2010 are entitled to receive notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

September 30, 2010

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope for which no postage is required if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 16, 2010. Our Proxy Statement and Annual Report to Shareholders are available at www.microsoft.com/investor.

2010 PROXY STATEMENT

Proxy Statement Table of Contents

PAGE	1	2010 PROXY STATEMENT

PAGE	2	2010 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 16, 2010

This Proxy Statement was first mailed to shareholders on or about October 1, 2010. It is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation, to be voted at the Annual Meeting of Shareholders for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at 8:00 a.m. on November 16, 2010 at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. Microsoft will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 3, 2010 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 3, 2010, there were 8,602,554,500 shares of common stock outstanding, held of record by 138,193 shareholders.

PROPOSAL 1:

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Nine directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, and until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws of Microsoft Corporation (“Bylaws”). The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by our Board.

MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

Our Bylaws require that in an uncontested election each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as cast any share (a) whose ballot is marked as withheld, (b) that is otherwise present at the meeting but for which there is an abstention, or (c) to which a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions.

As provided in Section 2.2 of our Bylaws, a contested election is one in which:

•

as of the last day for giving notice of a shareholder nominee, a shareholder has nominated a candidate for director according to the requirements of our Bylaws (assuming on that day there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting), and

•	as of the date that notice of the meeting is given, our Board considers that a shareholder candidacy has created a bona fide election contest.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director, (b) the date on which the Board of Directors appoints an individual to fill the office held by that director, or (c) the date of that director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote and make a recommendation to our Board about filling the office.

PAGE	3	2010 PROXY STATEMENT

The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within 90 days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, no director who fails to receive a majority vote for election will participate in the Governance and Nominating Committee recommendation or Board decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.

For additional information, the complete Bylaws are available on our Web site at www.microsoft.com/investor/ corporategovernance.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

NOMINEES

Steven A. Ballmer, 54 Director since 2000

Mr. Ballmer has headed several Microsoft divisions during the past 30 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to President, a role that gave him day-to-day responsibility for running Microsoft. He was named Microsoft’s Chief Executive Officer in January 2000, assuming full management responsibility for the Company.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Accenture Ltd. (former)

Director Qualifications:

Mr. Ballmer has deep knowledge of the Company’s history, strategies, technologies and culture. Having led the Company as Chief Executive Officer and a director since 2000, Mr. Ballmer has been the driving force behind the strategies and operational excellence that have generated a decade of revenue and operating income growth. His leadership of diverse business units and functions before becoming Chief Executive Officer gives Mr. Ballmer profound insight into the product development, marketing, finance, and operations aspects of the Company.

Dina Dublon, 57 Director Since 2005

From December 1998 until her retirement in September 2004, Ms. Dublon served as Executive Vice President and Chief Financial Officer of JPMorgan Chase. Ms. Dublon joined Chemical Bank’s capital markets group as a trainee on the trading floor in 1981. Prior to joining Chemical Bank, Ms. Dublon worked for the Harvard Business School and Bank Hapoalim in Israel.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Accenture Ltd.

•  Pepsico, Inc.

Director Qualifications:

Ms. Dublon’s distinguished career in the financial services industry culminated in her service as Executive Vice President and Chief Financial Officer of JPMorgan Chase. This experience at a major financial services firm gives her a keen grasp of how effectively to deploy a global corporation’s assets and optimize its capital structure. She is expert in financial and accounting matters and the operation of public capital markets. Her extensive public company board experience with major global corporations includes service as a member or chair of board compensation, audit, and finance committees. Through her tenure on the boards of Accenture and Pepsico, she understands how to take advantage of strategic opportunities in the business technology and retail sectors that are critical for Microsoft’s success.

PAGE	4	2010 PROXY STATEMENT

William H. Gates III, 54 Director since 1981

Mr. Gates, a cofounder of Microsoft, has served as Chairman since our incorporation in 1981. Mr. Gates retired as an employee effective July 1, 2008, but continues to serve as an advisor on key development projects. Mr. Gates served as Chief Software Architect from January 2000 until June 2006, when he announced his two-year plan for transition out of a day-to-day full-time employee role. Mr. Gates served as our Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect.

Public Company Directorships in the Last Five Years

• Microsoft Corporation

• Berkshire Hathaway Inc.

• ICOS Corporation (former)

Director Qualifications:

As a founder of Microsoft, Mr. Gates has unparalleled knowledge of the Company’s history, strategies, technologies, and culture. As Chairman and Chief Executive Officer of the Company from its incorporation in 1981 to 2000, he grew Microsoft from a fledgling business into the world’s leading software company, in the process creating one of the world’s most prolific sources of innovation and powerful brands. As Chief Software Architect from 2000 to 2006, and through 2008 when he retired as an employee of Microsoft, Mr. Gates set in motion many of the technological and strategic programs that animate the Company today. His work overseeing the Bill and Melinda Gates Foundation provides ongoing global insights relevant to the Company’s current and future business opportunities.

Raymond V. Gilmartin, 69 Director since 2001

Mr. Gilmartin served as the Chairman of the Board, President, and Chief Executive Officer of Merck & Co., Inc. from 1994 to May 2005, when he relinquished those titles as part of the succession planning process leading up to his planned retirement in April 2006. In the interim, he served as Special Advisor to the Executive Committee of the Merck board of directors. Before joining Merck, Mr. Gilmartin was Chairman, President, and Chief Executive Officer of Becton, Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. In July 2006, Mr. Gilmartin joined the faculty of Harvard Business School as Professor of Management Practice teaching in the MBA program.

Public Company Directorships in the Last Five Years

• Microsoft Corporation

• General Mills, Inc.

Director Qualifications:

Mr. Gilmartin has significant expertise leading multinational public corporations, having been the President, Chief Executive Officer and Chairman of the Board of two companies in the medical technology and pharmaceutical fields. This experience has provided him with an understanding of what produces success at firms that are driven by innovation, research, and development. As a member of the Harvard Business School faculty, Mr. Gilmartin provides insights about emerging business management trends and the governance and regulatory framework in which global public companies operate.

PAGE	5	2010 PROXY STATEMENT

Reed Hastings, 49 Director since 2007

Mr. Hastings is Chief Executive Officer of Netflix, Inc., an Internet entertainment firm he founded in 1997. Prior to Netflix, from 1991 to 1997 Mr. Hastings was founder and Chief Executive Officer of Pure Software, a developer tools firm acquired by Rational Software.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Netflix, Inc.

Director Qualifications:

Mr. Hastings understands how to be a successful technology entrepreneur by innovating and creating a game-changing business model. He has founded two successful technology companies and has grown Netflix from a startup to a household name and over two billion dollars of revenue, proving his insights into the consumer entertainment market. Mr. Hastings has over 14 years of experience as a chief executive officer, including eight at a rapidly growing public company. He has over a decade of combined board service at Netflix and Microsoft.

Maria Klawe, Ph.D., 59 Director since 2009

Since 2006, Dr. Klawe has been President of Harvey Mudd College, a private liberal arts college in Claremont, California that focuses on engineering, science, and mathematics. Dr. Klawe served as Dean of Engineering and a Professor of Computer Science at Princeton University from 2003 to 2006, and held several positions at the University of British Columbia from 1988 to 2002 including Dean of Science, Vice President of Student and Academic Services, and head of the Department of Computer Science.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

Director Qualifications:

As a distinguished technologist and academic leader in the field of computer science and mathematics, Dr. Klawe brings a unique perspective to the Microsoft Board of Directors. She understands the basic science that underlies our technologies, the research and development process, and the needs of the academic institutions and students that feed our talent pipeline. These same institutions are also a major consumer of our products and services as they incubate future generations of innovation. Her extensive leadership background at several renowned colleges and universities gives her experience with the many operational and administrative challenges that complex organizations face.

David F. Marquardt, 61 Director since 1981

Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. In addition to his public company board service, Mr. Marquardt also serves on the boards of directors of various privately-held companies.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Seagate Technology, Inc.

•  Openlane, Inc.

Director Qualifications:

Mr. Marquardt has a long and successful career in venture capital, focusing on the technology industry. He has significant experience in the operation of public and private capital markets. As evidenced by his early investment in Microsoft, Sun Microsystems, Inc., Seagate Technology, Inc., and numerous other technology startups and growth companies over three decades, Mr. Marquardt understands how breakthrough innovation is translated into business success. Having served on the Microsoft Board of Directors from the year of the Company’s incorporation, he has extensive knowledge of the Company’s business and history. Mr. Marquardt’s diverse experience as a board member and investor in numerous other public and private technology companies is a significant asset to the Company.

PAGE	6	2010 PROXY STATEMENT

Charles H. Noski, 58 Director since 2003

In May 2010, Mr. Noski was named Executive Vice President and Chief Financial Officer of Bank of America Corporation. From 2003 to 2005, Mr. Noski served as Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from 2002 to 2005. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s board of directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants and Financial Executives International and is a past member of the Financial Accounting Standards Advisory Council of the Financial Accounting Standards Board and the Standing Advisory Group of the Public Company Accounting Oversight Board.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Merrill Lynch & Co. (wholly-owned subsidiary of Bank of America Corporation)

•  Air Products and Chemicals, Inc. (former)

•  Automatic Data Processing, Inc. (former)

•  Morgan Stanley (former)

•  Northrop Grumman Corporation (former)

Director Qualifications:

With his extensive background in finance, accounting, risk, capital markets, and business operations, Mr. Noski has a unique portfolio of business skills. He has served as a senior executive officer or head of a business unit of a major public company in a variety of contexts. A large part of Mr. Noski’s executive experience has been in the technology sector, including multinational telecommunications companies. His service with leading organizations in the accounting and auditing fields reflects his expertise in finance and accounting matters. Mr. Noski has served on a wide range of public company boards in the technology, industrial, and finance fields.

Helmut Panke, Ph.D., 64 Director since 2003

Dr. Panke served as Chairman of the Board of Management of BMW Bayerische Motoren Werke AG from 2002 through 2006. From 1999 to 2002, he served as a member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was a member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and Chief Executive Officer of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. He joined BMW in 1982.

Public Company Directorships in the Last Five Years

•  Microsoft Corporation

•  Bayer AG (supervisory board)

•  Singapore Airlines Limited

•  UBS AG

Director Qualifications:

Dr. Panke brings a global perspective to the Microsoft Board of Directors. His almost 25-year career at BMW culminated in his leading the company from 2002 to 2006, giving him experience as chief executive officer of a major international public corporation. In addition, his extensive résumé at BMW includes leadership roles in a variety of areas including finance, information technology, worldwide human resources, and operations. Dr. Panke understands how to manage a company through business cycles and intense competition and ultimately enhance its status as one of the world’s most recognized and respected brands. His service on the boards of other prominent international companies enhances his ability to contribute insights on achieving business success in a diverse range of geographies, economic conditions, and competitive environments.

PAGE	7	2010 PROXY STATEMENT

PROCEDURES FOR NOMINATION OF DIRECTORS

The Governance and Nominating Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. In making its recommendations to our Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates. The Committee retains any search firms and approves payment of their fees. During fiscal year 2010 the Committee retained the firm of Spencer Stuart to help identify director prospects, perform candidate outreach, and provide other related services. The Governance and Nominating Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, education, and public service. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, our Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. Our Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation. Shareholders have previously elected each of the directors nominated for election at the 2010 Annual Meeting.

The Governance and Nominating Committee assesses the effectiveness of its efforts to maintain an effective and diverse Board of Directors in the course of its regular responsibilities, which include annually (a) reporting to our Board on the performance and effectiveness of our Board, (b) presenting to our Board individuals recommended for election to the Board at the annual shareholders meeting, and (c) obtaining or performing an assessment of the Committee’s own performance.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board of Directors, using the same criteria described in the preceding paragraph. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399. If you wish to formally nominate a candidate you must follow the procedures described in Sections 1.3, 1.13, and 1.14 of our Bylaws.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a substantial majority of our directors will be independent. Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are available on our Web site at www.microsoft.com/investor/independenceguidelines. The guidelines either meet or exceed the independence requirements of the NASDAQ Stock Market (“NASDAQ”) on which the Company’s shares are traded. The guidelines identify categories of relationships the Board has determined would not affect a director’s independence, and therefore are not considered by the Board in determining director independence.

Under the director independence guidelines, the Board of Directors must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Governance and Nominating Committee and our Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the Governance and Nominating Committee, the Board of Directors analyzed the independence of each director and determined that Messrs. Gilmartin, Hastings, Marquardt, and Noski,

PAGE	8	2010 PROXY STATEMENT

Ms. Dublon, and Drs. Panke and Klawe meet the standards of independence under our Corporate Governance Guidelines, director independence guidelines, and applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. In making this determination, our Board considered that certain Board members have in the past and may in the future invest in investment funds of which Mr. Marquardt is a general partner or that are managed directly or indirectly by the firm of which Mr. Marquardt is a partner.

CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

Microsoft’s Board of Directors is committed to maintaining strong corporate governance principles and practices. The Board periodically reviews evolving legal, regulatory, and best practice developments to determine those that will best serve the interests of our shareholders, and adopts policies designed to strengthen our corporate governance framework. Microsoft’s Corporate Governance Guidelines were most recently updated in September 2010. Highlights of Microsoft’s corporate governance framework include:

Board Independence

•	Currently, our Board of Directors has nine directors, seven of whom are independent of the Company and management. We are committed to maintaining a substantial majority of independent directors.
•	The independent directors meet regularly in executive session at least quarterly.
•

The Compensation Committee has adopted a policy for compensation consultant independence under which any compensation consultant retained by the Committee must be independent of the Company and management.

Chief Executive Officer, Chairman, and Lead Independent Director

•	The roles of chairman and chief executive officer have been separate since 2000. Mr. Gates serves as Chairman and Mr. Ballmer serves as Chief Executive Officer.
•	Mr. Gilmartin serves as Lead Independent Director. That role is described on page 11.

Board Committees

•	Only independent directors are members of the Audit, Compensation, Governance and Nominating, Finance, and Antitrust Compliance Committees.
•	All members of the Audit Committee are “audit committee financial experts” under Securities and Exchange Commission (“SEC”) rules.

Shareholder Authority

•	Microsoft has a majority vote standard for director elections. In an uncontested election, directors will be elected by the vote of the majority of votes cast.
•	All directors are elected annually; Microsoft does not have a classified board.
•	Microsoft has a confidential voting policy to protect our shareholders’ voting privacy.
•

Shareholders representing 25% or more of outstanding shares can call a special shareholders meeting. Our Bylaws contain the procedural requirements that shareholders would follow to call a special meeting.

Compensation

•

The Board of Directors has adopted a triennial say-on-pay model. At our 2009 Annual Meeting, Microsoft shareholders cast a non-binding advisory vote in favor of the Company’s compensation philosophy, policies, and procedures and their implementation in fiscal year 2009.

•

Microsoft has an executive compensation recovery policy that applies to senior executives, including our executive officers and our chief accounting officer. A more complete description of the compensation recovery policy appears in Section 4 of the Compensation Discussion and Analysis on pages 30 and 31.

Stock Ownership

•

The Board of Directors has adopted stock ownership policies for Microsoft’s directors and senior executives, including executive officers. The policies were established to promote a long-term perspective in managing the enterprise, and to help align the interests of our shareholders, executives, and directors. For directors, a more complete description of the stock ownership policy appears under Director Compensation on page 15. For executive officers, a more complete description of the stock ownership and holding requirements appears in Section 4 of the Compensation Discussion and Analysis on page 31.

PAGE	9	2010 PROXY STATEMENT

Hedging Policy

•

The Board of Directors and our executive officers are prohibited from hedging their ownership of Microsoft stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to Microsoft stock or debt.

Director Orientation and Continuing Education

•

The Governance and Nominating Committee and management are responsible for director orientation programs and for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities.

•

Orientation programs are designed to familiarize new directors with Microsoft’s businesses, strategies, and policies and to assist new directors in developing the skills and knowledge required for their service on the Board of Directors.

•

Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Political Contributions

•

Microsoft recognizes the increasing interest of U.S. public company shareholders in establishing greater transparency about corporate political contributions. Microsoft discloses its political contributions to support candidates and ballot measures. Microsoft amended its Principles Guiding Microsoft Participation in the Political Process in the United States in June 2010 to clarify that Microsoft will not make independent political expenditures or electioneering communications as are now permitted after the U.S. Supreme Court’s decision in the Citizens United case. The revised policy is available at www.microsoft.com/politicalengagement.

Risk Oversight

•

The Board of Directors exercises direct oversight of strategic risks to the Company. The Audit Committee reviews and assesses the Company’s processes to manage business and financial risk and financial reporting risk. It also reviews the Company’s policies for risk assessment and assesses steps management has taken to control significant risks. The Finance Committee oversees investment, tax, foreign exchange, and other financial risks. The Compensation Committee oversees risks relating compensation programs and policies. The Antitrust Compliance Committee oversees competition law-related risks. In each case management periodically reports to our Board or relevant committee, which provides guidance on risk appetite, assessment, and mitigation. Each committee charged with risk oversight reports to our Board on those matters.

MICROSOFT CORPORATE GOVERNANCE WEBSITE

If you would like additional information about Microsoft’s corporate governance practices, you may view the following documents at www.microsoft.com/investor/corporategovernance:

•	Corporate Governance Guidelines
•	Director Independence Guidelines
•	Audit Committee Charter and Responsibilities Calendar
•	Compensation Committee Charter
•	Governance and Nominating Committee Charter
•	Finance Committee Charter
•	Antitrust Compliance Committee Charter and Responsibilities Checklist
•	Microsoft Finance Code of Professional Conduct
•	Microsoft Standards of Business Conduct
•	Stock Ownership and Holding Requirements for Microsoft Corporation Executives
•	Executive Compensation Recovery Policy
•	Compensation Consultant Independence Standards
•	Amended and Restated Articles of Incorporation
•	Bylaws of Microsoft Corporation

PAGE	10	2010 PROXY STATEMENT

We will provide any of the foregoing information without charge upon written request to MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399.

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

The Corporate Governance Guidelines and the charters of the five standing committees of the Board of Directors describe our governance framework. The Corporate Governance Guidelines and charters are intended to ensure that our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines establish the practices our Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, Board committees, and director compensation. Our Board annually conducts a self-evaluation to assess its adherence to the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with requirements contained in the NASDAQ listing standards and otherwise enhance our corporate governance policies.

MEETINGS AND MEETING ATTENDANCE

Our Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day before the Board meeting. During one quarter each year, the committee and Board meetings occur on a single day so that the evening and following day can be devoted to presentations and discussions with senior management about Microsoft’s long-term strategy as part of our Board’s annual retreat. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met seven times during fiscal year 2010.

All incumbent directors attended 75% or more of the aggregate of all Board of Directors meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Shareholders. Six directors attended the 2009 Annual Meeting.

CHIEF EXECUTIVE OFFICER, CHAIRMAN, AND LEAD INDEPENDENT DIRECTOR

Since 2000, the roles of chairman and chief executive officer have been held separately. Mr. Gates serves as Chairman and Mr. Ballmer serves as Chief Executive Officer. The Board of Directors does not have a policy as to whether the chairman should be an independent director, an affiliated director, or a member of management. When the chairman is an affiliated director or a member of Company management, or when the independent directors determine that it is in the best interests of the Company, the independent directors will annually appoint from among themselves a Lead Independent Director. Mr. Gilmartin has served as Lead Independent Director since 2004. The Lead Independent Director coordinates the activities of the independent directors, coordinates with the Chief Executive Officer and corporate secretary to set the agenda for Board meetings, chairs executive sessions of the independent directors, and performs the other duties either specified in the Corporate Governance Guidelines or assigned from time to time by the Board. Our Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our chief executive officer, while enabling the Lead Independent Director to facilitate our Board’s independent oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters. The Board believes that its programs for overseeing risk, as described under Risk Oversight on page 10, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure. See Shareholder Communication with Directors on page 16 for information about how to communicate with the Lead Independent Director.

PAGE	11	2010 PROXY STATEMENT

BOARD COMMITTEES

Our Board has five standing committees: an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, a Finance Committee, and an Antitrust Compliance Committee. Each committee has a written charter. The table below provides current membership and fiscal year 2010 meeting information for each of the Board committees. Committee memberships changed during the fiscal year. Dr. James I. Cash, Jr. retired from the Board as of the Company’s Annual Meeting on November 19, 2009. Following the election of directors at the Company’s Annual Meeting on November 19, 2009, Mr. Marquardt was appointed to the Governance and Nominating Committee, Dr. Klawe was appointed to the Antitrust Compliance Committee, and Dr. Panke was appointed to the Audit Committee and was appointed Chair of the Antitrust Compliance Committee. In May 2010, Mr. Noski stepped down from the Finance Committee.

Name	Audit		Compensation		Finance		Governance and Nominating		Antitrust Compliance
Mr. Gates
Mr. Ballmer
Ms. Dublon	X		X	*
Mr. Gilmartin							X	*	X
Mr. Hastings			X		X
Dr. Klawe									X
Mr. Marquardt					X	*	X
Mr. Noski	X	*
Dr. Panke	X		X						X	*

Total meetings in fiscal year 2010	9		6		4		6		3

*	Committee Chairperson

Below is a description of each standing committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee.    The Audit Committee assists our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Committee’s role includes:

•	overseeing the work of our internal accounting function and internal control over financial reporting,
•	overseeing internal auditing processes,
•	inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks, and
•	reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter describes the Committee’s specific responsibilities. The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Ms. Dublon, Mr. Noski, and Dr. Panke are “audit committee financial experts” as defined by SEC rules.

Compensation Committee.    The primary responsibilities of the Compensation Committee are to:

•	assist our Board of Directors in establishing the annual goals and objectives of the chief executive officer,
•	recommend to the independent members of our Board the compensation of the chief executive officer,
•	oversee an evaluation of the performance of the Company’s other executive officers and approve their compensation,

PAGE	12	2010 PROXY STATEMENT

•	oversee and advise our Board on the adoption of policies that govern executive officer compensation programs and other compensation-related polices,
•	oversee plans for executive officer development and succession,
•	oversee administration of our equity-based compensation and other benefit plans, and
•	approve and authorize grants of equity compensation awards under our stock plan.

The Compensation Committee periodically reviews the compensation paid to non-employee directors, and makes recommendations to our Board of Directors for any adjustments. The Committee may delegate to the senior human resources officer the authority to make equity compensation grants to employees who are not executive officers.

Our senior vice president, human resources and corporate vice president of compensation, benefits and HR operations support the Compensation Committee in its work. The Committee has retained Semler Brossy Consulting Group, LLC to advise the Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. Semler Brossy also evaluates compensation for the next levels of senior management and equity compensation programs generally. It also has consulted with the Committee about its recommendations to the Board of Directors on director compensation. Semler Brossy assisted with the assessment of the risk arising from our compensation programs and policies described on page 24, which included a review of both executive officer and non-executive officer compensation programs. Semler Brossy’s fiscal year 2010 fees for all work outside providing advice or recommendations on the amount or form of executive or director compensation did not exceed $120,000. Semler Brossy is directly accountable to the Committee. To maintain the independence of the firm’s advice, Semler Brossy does not provide any services for Microsoft other than those described above. The Committee has adopted Compensation Consultant Independence Standards, which can be viewed at www.microsoft.com/investor/compensationconsultant. This policy requires that the Committee annually assess the independence of its compensation consultant. A consultant satisfying the following requirements will be considered independent. The consultant (including each individual employee of the consultant providing services):

•	is retained and terminated by, has its compensation fixed by, and reports solely to the Committee,
•	is independent of the Company,
•	will not perform any work for Company management except at the request of the Committee chair and in the capacity of the Committee’s agent, and
•	does not provide any unrelated services or products to the Company, its affiliates, or management, except for surveys purchased from the organization employing the consultant.

In performing the annual assessment of the consultant’s independence, the Committee considers the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for the Company, and the amount of fees paid for those services in relation to the firm’s total revenues. The consultant annually prepares for the Committee an independence letter providing appropriate assurances and confirmation of the consultant’s independent status pursuant to the policy. The Committee believes that Semler Brossy has been independent during its service for the Committee.

The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee. See the Compensation Discussion and Analysis beginning on page 19 for more information about the Committee’s work.

Governance and Nominating Committee.    The principal responsibilities of the Governance and Nominating Committee are to:

•	annually establish the process for conducting the review of the chief executive officer’s performance,
•	determine the slate of director nominees for election to our Board of Directors,
•	identify and recommend candidates to fill vacancies occurring between annual shareholder meetings,
•	review the composition of Board committees,
•	monitor adherence to, review, and recommend changes to our corporate governance framework, including the Articles of Incorporation, Bylaws, and Corporate Governance Guidelines, and
•	review our policies and programs that relate to matters of corporate citizenship, including environmental sustainability, the annual public policy agenda, and political activities and expenditures.

PAGE	13	2010 PROXY STATEMENT

The Committee annually reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The Governance and Nominating Committee Charter describes the specific responsibilities and functions of the Committee.

Finance Committee.    The Finance Committee is responsible for consulting with management and making recommendations to the Board of Directors about the financial affairs of the Company including areas of financial exposure and risk management. The principal topics the Finance Committee addresses include:

•	cash management and dividend policy, including dividends and share repurchases, cash management and working capital, and interest and foreign exchange risk,
•	capital policy, including equity and debt issuances and the Company’s capital structure,
•	investment policy, including investment philosophy, portfolio allocation and investment risk,
•	tax policy, including tax planning and compliance,
•	insurance policy, including financial aspects of insurance and risk management, and indemnification arrangements for directors and officers, and
•	proposed mergers, acquisitions, divestitures, and strategic investments.

From time to time, the Board of Directors may delegate to the Finance Committee decisions with respect to specific transactions. The Finance Committee Charter describes the specific responsibilities and functions of the Finance Committee.

Antitrust Compliance Committee.    The Antitrust Compliance Committee oversees the performance of the compliance officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. The compliance officer reports directly to the Committee and our chief executive officer, and may be removed by our chief executive officer only with the concurrence of the Committee. The Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter describes the Committee’s specific responsibilities. The compliance officer is required to maintain a record of complaints received and actions taken and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Committee receives regular reports from the compliance officer about existing and planned internal compliance programs and processes, complaints received and our response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Committee receives reports from the general counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning our compliance with antitrust and competition laws. The Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of our processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Committee provides guidance to the compliance officer and to management and reports regularly to the Board of Directors.

DIRECTOR COMPENSATION

During fiscal year 2010, Mr. Ballmer received no compensation for serving as a director, except that he, like all directors, is eligible to be reimbursed for reasonable expenses incurred in attending Board and committee meetings. The directors, other than Mr. Ballmer, were entitled to receive the following compensation for serving on our Board of Directors and committees of our Board:

•	a total annual retainer of $200,000 per year with $120,000 of the retainer provided in the form of a stock award under the Amended and Restated 1999 Stock Plan for Non-Employee Directors,
•	an annual retainer of $10,000 for chairs of Board committees,
•	an annual retainer of $10,000 for members of the Audit Committee, and
•	reimbursement of reasonable expenses incurred in connection with Board-related activities.

The annual Board retainer is paid quarterly in arrears. Quarterly periods are measured beginning on the date of the annual shareholders meeting and each three months after that date. At the end of each quarterly period, each director is paid 25% of the total annual retainer, provided he or she continues to serve as a director as of the last day of the service period.

PAGE	14	2010 PROXY STATEMENT

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may elect to defer and convert to equity all or part of their annual cash retainer, and to defer receipt of all or part of their annual equity retainer. Amounts deferred by non-employee directors are maintained in bookkeeping accounts that are deemed invested in Microsoft common stock, and dividends paid on the deferred equity are deemed to be invested in our common stock. Accounts in the Plan are distributed in shares of Microsoft common stock, with payments either in installments beginning on separation from Board service or in a lump sum amount paid no later than the fifth anniversary after separation from Board service.

To align the interests of our directors and shareholders, our Board of Directors believes that directors should have a significant financial stake in Microsoft. Under the Corporate Governance Guidelines, each director should own Microsoft shares equal in value to a minimum of three times the base annual retainer payable to a director. Directors should achieve this ownership level by the later of February 28, 2011 or five years after the director becomes a Board member. Stock deferred under the Deferred Compensation Plan for Non-Employee Directors counts toward the minimum ownership requirement.

Mr. Ballmer, an employee director, is excluded from the following table because we fully describe his compensation in the Summary Compensation Table on page 32 and under Components of Compensation and Fiscal Year 2010 Awards on pages 27 and 28.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
James I. Cash, Jr.(2)	$50,000	$60,000	$110,000
Dina Dublon(3)	100,000	120,000	220,000
William H. Gates III	80,000	120,000	200,000
Raymond V. Gilmartin(4)	90,000	120,000	210,000
Reed Hastings(5)	80,000	120,000	200,000
Maria Klawe	80,000	120,000	200,000
David F. Marquardt	90,000	120,000	210,000
Charles H. Noski(6)	100,000	120,000	220,000
Helmut Panke	90,000	120,000	210,000

(1)	Cash payments for fractional shares of stock payable under the equity portion of a director’s retainer are reported in the stock awards column.
(2)

Dr. Cash retired from the Board of Directors effective November 19, 2009. Dr. Cash elected to defer the stock award component of his compensation in connection with the August 18, 2009 and November 18, 2009 payments. The stock award value converted into an aggregate of 2,268 shares of our common stock. This number was calculated by adding together the result of dividing each quarterly amount of $30,000 by the closing market price of our common stock on the originally scheduled payment date. Dr. Cash’s shares are being paid in five equal annual installments, that began immediately after separation from Board service.

(3)

Ms. Dublon elected to defer the stock award component of her compensation in connection with the August 18, 2009, November 18, 2009, and February 18, 2010 payments. The stock award value converted into an aggregate of 3,304 shares of our common stock. This number was calculated by adding the results of dividing each quarterly amount of $30,000 by the closing market price of our common stock on the originally scheduled payment date. Delivery of the shares will occur in five equal annual installments beginning immediately after separation from Board service. In December 2009, Ms. Dublon revised her deferral election so that delivery of the shares received on May 18, 2010 were in the form of a fully vested stock award.

(4)

Mr. Gilmartin revised his deferral election in 2007 to no longer defer the stock component of his compensation. Delivery of the shares previously deferred will occur in five equal annual installments beginning immediately after separation from Board service.

(5)

Mr. Hastings elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into an aggregate of 7,255 shares of our common stock. This number was calculated by adding the result of dividing each quarterly amount of $50,000 by the closing market price of our common stock on the originally scheduled payment date. Delivery of the shares will occur 30 days after the date of separation from Board service.

PAGE	15	2010 PROXY STATEMENT

(6)

Mr. Noski elected to defer both the cash and stock award components of his compensation in connection with the August 18, 2009, November 18, 2009, and February 18, 2010 payments. The combined cash and stock award value converted into an aggregate of 6,057 shares of our common stock. This number was calculated by adding the results of dividing each quarterly amount of $55,000 by the closing market price of our common stock on the originally scheduled payment date. In December 2009, Mr. Noski revised his deferral election so that he would defer only the equity portion of his May 18, 2010 retainer. The stock award value converted into 1,048 shares of our common stock. Delivery of the shares will occur 30 days after the date of separation from Board service.

As of June 30, 2010, the non-employee directors had the following aggregate deferred director stock awards outstanding. Stock awards outstanding comprise (a) deferred stock awards, (b) cash compensation deferred into shares of common stock, and (c) dividend equivalents on deferred stock, which are paid in shares of our common stock.

James I. Cash, Jr.	15,305
Dina Dublon	20,177
William H. Gates III	0
Raymond V. Gilmartin	4,609
Reed Hastings	26,114
Maria Klawe	0
David F. Marquardt	0
Charles H. Noski	38,045
Helmut Panke	0

Outstanding stock options held by Messrs. Gilmartin and Marquardt as of June 30, 2010 are described in the footnotes to the table regarding beneficial ownership on page 17.

In addition, to assist directors in developing an in-depth understanding of our businesses, products, and services, and to facilitate the efficient operation of the Board of Directors through the use of computing devices that feature Microsoft software, if requested, directors are provided a personal computer, printer, and associated peripherals for their use while they serve on our Board. Each year, directors also may receive an additional personal computing device and a game or media player device, each with associated peripherals, and Microsoft software and subscription services with an aggregate value of up to $10,000 per director.

SHAREHOLDER COMMUNICATION WITH DIRECTORS

Shareholders may contact an individual director, the Lead Independent Director, our Board of Directors as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means.

Email:	AskBoard@microsoft.com

Mail:	MSC 123/9999
Corporate Secretary
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Each communication should specify the applicable addressee or addressees to be contacted. Management will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments in Microsoft. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about Microsoft.

Concerns about accounting or auditing matters or possible violations of our Standards of Business Conduct should be reported pursuant to the procedures outlined in the Microsoft Standards of Business Conduct, which is available on our Web site at www.microsoft.com/mscorp/legal/buscond.

PAGE	16	2010 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 3, 2010, information about the beneficial ownership of our common stock by all directors, our chief executive officer, our current and former chief financial officer, and the three other highest paid executive officers for fiscal year 2010 (collectively, the “named executive officers”), and our directors and all executive officers as a group.

In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of September 3, 2010 pursuant to the exercise of options or the vesting of stock awards are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Common Shares as of 9/3/2010(1)		Percent of Class
William H. Gates III	620,973,551	(2)(3)	7.22%
Steven A. Ballmer	408,252,990		4.75%
James I. Cash, Jr.	15,433	(4)	*
Dina Dublon	21,588	(5)	*
Raymond V. Gilmartin	74,103	(6)	*
Reed Hastings	205,129	(7)	*
Maria Klawe	6,722		*
David F. Marquardt	1,234,758	(8)	*
Charles H. Noski	51,434	(9)	*
Helmut Panke	30,571		*
Robert J. Bach	1,736,940	(10)	*
Stephen A. Elop	130,026		*
Christopher P. Liddell	96,434	(11)	*
Peter S. Klein	32,233	(12)	*
B. Kevin Turner	158,917		*
Executive Officers and Directors as a group (22 persons)	1,038,812,486	(13)	12.07%
BlackRock, Inc.
40 East 52nd Street, New York, NY 10022	464,209,990	(14)	5.23%

*	Less than 1%
(1)	Beneficial ownership represents sole voting and investment power.
(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399.
(3)	Excludes 424,816 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Dr. Cash retired from the Board of Directors on November 19, 2009. The ownership for Dr. Cash is as of December 31, 2009.
(5)	Includes 15,331 shares representing deferred stock.
(6)

Includes 44,444 options to purchase Company stock exercisable within 60 days of September 3, 2010 (“vested options”), and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.

(7)	Includes 28,129 shares representing deferred stock.
(8)	Includes 44,444 vested options and an aggregate of 1,200 shares held in trusts for three of Mr. Marquardt’s minor children.
(9)	Includes 39,254 shares representing deferred stock.
(10)	Includes 1,216,667 vested options.
(11)	Mr. Liddell resigned as Chief Financial Officer on November 24, 2009 and from Microsoft effective December 31, 2009. The ownership of Mr. Liddell is as of December 31, 2009.
(12)	Mr. Klein was named Chief Financial Officer effective November 24, 2009.

PAGE	17	2010 PROXY STATEMENT

(13)	Includes 5,038,554 vested options and 82,714 shares representing deferred stock.
(14)

All information about BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. on behalf of itself and Barclays Global Investors, NA, and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”). On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA from Barclays Bank PLC. As a result, substantially all the BGI Entities are now included as subsidiaries of BlackRock, Inc.

PAGE	18	2010 PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the fiscal year 2010 compensation program for our fiscal year 2010 named executive officers, who are:

•	Steven A. Ballmer, Chief Executive Officer, our principal executive officer,
•	Peter S. Klein, Chief Financial Officer, our principal financial officer since November 24, 2009,
•	Christopher P. Liddell, formerly Senior Vice President and Chief Financial Officer, and our principal financial officer until November 24, 2009,
•	Robert J. Bach, President, Entertainment and Devices Division,
•	Stephen A. Elop, formerly President, Microsoft Business Division, and
•	B. Kevin Turner, Chief Operating Officer.

Executive Summary

Fiscal Year 2010 Corporate Performance

Fiscal year 2010 was a year of many accomplishments as well as important challenges. We reported record revenue and earnings per share, driven by new product launches and sales momentum across all our businesses. We maintained a disciplined approach to controlling costs. We also sharpened our focus on smart investments in technology innovation, with an eye on ongoing changes in the marketplace and the need to bring forward-looking, high-quality products to market in the months and years ahead.

Our revenue reached a record $62.5 billion, an increase of 7% over 2009. Operating income grew 18% to $24.1 billion. Diluted earnings per share increased 30% to $2.10 and we returned almost $16 billion to shareholders through stock buybacks and dividends. In addition, operating income grew more quickly than overall revenue during each quarter of fiscal year 2010, demonstrating our ability to maintain a tight focus on controlling expenses.

Fiscal year 2010 was also one of the strongest years in our history for the range and quality of the product advances that we delivered. Windows 7 sold over 150 million copies during the year, making it the fastest-selling operating system in history. Late in the year, we released Office 2010 with Office Web Apps. Even before its official launch, Office 2010 had been downloaded by more than 9 million beta customers. In our Server & Tools Business, we had product advances in Windows Server, SQL Server and Visual Studio. In our Online Services Division, we delivered innovative advances in Bing throughout the year. Bing gained over four points of share during the year and feedback from customers and industry analysts has been positive. Along with these product releases, in fiscal year 2010 we laid the groundwork for several products that will continue to deliver innovation over the next year, including Kinect for Xbox 360, Windows Phone 7, and Internet Explorer 9.

Governance and Say-on-Pay

In September 2009, our Board of Directors strengthened its commitment to strong corporate governance by adopting a Say-on-Pay policy that enables our shareholders to provide direct feedback to us on our executive compensation policies and practices. Shareholders have the opportunity to cast a non-binding, advisory vote every three years on the compensation programs for our executive officers. The first vote took place at our November 2009 annual shareholders’ meeting where nearly 99% of the votes cast supported our executive compensation practices.

The decision to adopt a triennial vote grew out of an open and constructive dialogue with our shareholders. Our Board of Directors determined that a three-year cycle was appropriate for Say-on-Pay votes at Microsoft after receiving input from several of our largest institutional shareholders, governance advocates, and other companies. With the enactment of a mandatory advisory vote on executive compensation as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we expect to ask our shareholders to approve the frequency for our Say-on-Pay votes at our 2011 annual meeting of shareholders.

Incentive Compensation Program

In fiscal year 2010, we continued to provide incentive compensation to our executive officers under our Executive Officer Incentive Plan (“Incentive Plan”). The Incentive Plan provides a unified framework for assessing executive officer performance and determining the appropriate cash and stock-based compensation for that performance.

PAGE	19	2010 PROXY STATEMENT

Awards under the Incentive Plan are not derived from a formula. Instead, the Compensation Committee uses its business judgment to determine Incentive Plan awards. The Committee approves Incentive Plan awards after considering executive officer performance across a wide range of financial, operational, and strategic measures, Mr. Ballmer’s recommendations for awards, and other relevant information, as described on pages 26 and 27. The table below sets forth the Incentive Plan award for each named executive officer’s performance in fiscal year 2010. As in previous years, Mr. Ballmer’s incentive compensation for fiscal year 2010 was limited to a cash payment of up to 200% of his fiscal year 2010 base salary, consistent with his request that we not award him equity compensation. The fiscal year 2010 Incentive Plan awards for other executive officers were payable:

•	20% in cash in September 2010, and
•	80% in the form of a stock award that vested 25% in September 2010, with additional 25% increments vesting on August 31 in each of 2011, 2012, and 2013.

Total Direct Compensation Awarded Named Executive Officers for Fiscal Year 2010

The following table is intended to provide insight into the compensation that our named executive officers were awarded for their performance in fiscal year 2010. The table sets forth the base salaries and the cash and stock-based incentive compensation they were awarded for fiscal years 2008—2010, providing simple year-over-year comparisons. Except for Mr. Klein, who received a base salary increase for his promotion to chief financial officer in November 2009, we did not increase the base salaries of our executive officers in fiscal year 2010. The slight increase in base salary shown for fiscal year 2010 reflects a full year of pay at the fiscal year 2009 rate, whereas the fiscal year 2009 increase was effective on September 1, 2008 and, therefore, applied for only 10 months.

Named Executive Officer(1)	Base Salary ($)(2)	Cash Incentive Payments ($)(3)	Fair Market Value of Stock Awards at Grant ($)(4)	Total Direct Compensation for Fiscal Year Performance ($)
Steven A. Ballmer
2010	$670,000	$670,000	N/A	$1,340,000
2009	665,833	600,000	N/A	1,265,833
2008	640,833	700,000	N/A	1,340,833
Christopher P. Liddell
2010	347,689	1,900,000	N/A	2,247,689
2009	561,667	595,000	$2,380,000	3,536,667
2008	541,667	420,000	3,828,668	4,790,335
Peter S. Klein
2010(5)	437,508	555,000	2,220,000	3,212,508
Robert J. Bach
2010	645,000	1,400,000	5,600,000	7,645,000
2009	641,667	1,120,000	4,480,000	6,241,667
2008	620,833	675,000	6,988,861	8,284,694
Stephen A. Elop
2010	645,000	1,344,000	N/A	1,989,000
2009	641,667	840,000	3,360,000	4,841,667
2008(6)	279,948	275,000	3,483,535	4,038,483
B. Kevin Turner
2010	645,000	1,960,000	7,840,000	10,445,000
2009	641,667	952,000	3,808,000	5,401,667
2008	620,833	1,000,000	6,988,861	8,609,694

(1)	Mr. Liddell resigned his position as our principal financial officer on November 24, 2009 and from Microsoft on December 31, 2009. Mr. Elop resigned from Microsoft on September 10, 2010.

PAGE	20	2010 PROXY STATEMENT

(2)

The amounts in this column reflect base salary paid during the fiscal year, including any amounts paid following base salary changes for the fiscal year in connection with annual review or at promotion.

(3)

The 2010 and 2009 amounts in this column are the 20% of the Incentive Plan awards for fiscal year 2010 and 2009, respectively, that were paid in cash. The $1,900,000 Mr. Liddell received in fiscal year 2010 in connection with his resignation was not awarded under the Incentive Plan and is described on page 30. The 2008 amounts in this column are annual bonuses paid under Microsoft’s Annual Bonus Plan for Executive Officers that was in place for fiscal year 2008.

(4)

The 2010 and 2009 amounts in this column are the 80% of the Incentive Plan awards for fiscal years 2010 and 2009 that were paid in the form of a stock award. The 2010 amounts exclude the value of fractional shares awarded in connection with rounding up the number of shares to the nearest whole share. The 2009 amounts include cash payments for fractional shares of stock. The 2008 amounts are the number of stock awards granted for fiscal year 2008 performance multiplied by the closing price of Microsoft common stock on the date of grant. Stock awards granted for all fiscal years shown vested 25% in the September following the fiscal year end, then 25% on August 31 in each of the three years following the initial vesting date. Because Messrs. Liddell and Elop left the Company before the award approval date, they did not receive any stock awards for fiscal year 2010. Because Mr. Bach will retire by December 31, 2010, he will receive only 25% of the stock awards reported in this column for fiscal year 2010.

(5)	Mr. Klein first became an executive officer in fiscal year 2010. Accordingly, like the Summary Compensation Table, this table does not include his compensation for prior fiscal years.
(6)

Mr. Elop’s 2008 amounts in this row reflect the fact that he joined Microsoft midway through the fiscal year in January 2008, but do not include his signing bonus paid in July 2008. Microsoft is withholding $667,000 from Mr. Elop’s fiscal year 2010 Incentive Plan award pursuant to a repayment provision related to his signing bonus that was triggered by his employment termination before the third anniversary of his start date.

This table is intended to supplement, not replace, the Summary Compensation Table on page 32, which presents the fiscal year 2010 compensation of our named executive officers in the format required by SEC rules. Because the Summary Compensation Table shows the value of stock-based compensation at target for fiscal year 2010, not the value of the stock-based compensation actually awarded for fiscal year 2010 performance, we believe this alternative table should help investors understand our fiscal year 2010 compensation actions.

More information about our fiscal year 2010 Incentive Plan awards can be found beginning on page 27.

Contents of Compensation Discussion and Analysis

Section 1   describes our compensation philosophy and the overall goals of our compensation program for our executive officers.

Section 2   explains how we make decisions about the design and operation of our compensation program for our executive officers.

Section 3   describes (a) the major components of executive officer compensation and (b) the amount of compensation awarded to our named executive officers for fiscal year 2010 and the reasons for the awards.

Section 4   provides a summary of other aspects of executive officer compensation at Microsoft, including our executive compensation recovery policy, stock ownership policy, perquisites, and severance and change-in-control arrangements.

Section 1. Compensation Philosophy

We design the compensation program for our executive officers to attract, motivate, and retain the key executives who drive our success and industry leadership. We achieve these objectives through a compensation package that:

•	provides competitive total compensation consisting primarily of stock-based compensation, encouraging our executive officers to act as owners with an equity stake in Microsoft,
•	provides a significant portion of total compensation linked to performance that we believe will create long-term shareholder value,

PAGE	21	2010 PROXY STATEMENT

•	differentiates rewards based on the executive officer’s contributions to our performance,
•	enhances retention by having a significant percentage of executive officer total compensation subject to multi-year vesting, and
•	does not encourage unnecessary and excessive risk taking.

Section 2. Decision Making

Compensation Program Actions and Governance

Actions under the compensation program for our executive officers fall into three categories:

•	Compensation Program Design. Establishing the overall design and governance of our executive compensation program, which occurs throughout the fiscal year.
•

Performance Review Process for Prior Fiscal Year. Adjusting base salary and approving actual Incentive Plan awards based on each executive officer’s performance for the just-completed fiscal year, typically occurring in September following the fiscal year end.

•

Setting Compensation Opportunities for Current Fiscal Year. Determining future compensation targets and maximum awards for our executive officers for a fiscal year, typically occurring in September of the fiscal year.

The following table depicts the roles of management, the Compensation Committee, and our Board of Directors in recommending or approving actions relating to the compensation of our executive officers.

Action	For the Chief Executive Officer (“CEO”)	For Other Executive Officers
Design compensation program	Independent members of our Board of Directors and the Compensation Committee	Compensation Committee
Establish target and maximum Incentive Plan awards	Independent members of our Board of Directors	Compensation Committee
Performance appraisal	Independent members of our Board of Directors, led by the Chairman of Governance and Nominating Committee	CEO
Recommend base salary adjustments	Compensation Committee	CEO
Approve base salary adjustments	Independent members of our Board of Directors	Compensation Committee
Recommend Incentive Plan awards	Compensation Committee	CEO
Approve Incentive Plan awards	Independent members of our Board of Directors	Compensation Committee

Compensation Program Design

Program Review

We compete with global information technology and large market capitalization U.S. companies for senior executive talent. Each year, we review the market competitiveness of our executive compensation relative to technology and broad industry peers (described in detail below). If the review shows our executive compensation is not competitive, we recommend changes to the Compensation Committee. We may also recommend changes to the executive compensation program based on changes in our strategic goals or the business environment in which we operate.

The Compensation Committee periodically reviews the overall goals of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended

PAGE	22	2010 PROXY STATEMENT

purposes. From time to time, the Committee may make modifications or revisions to existing compensation plans and adopt new plans. In reviewing our executive compensation program, the Committee retains and is advised by an independent compensation consultant, as described on page 13.

Peer Groups

To assist the Compensation Committee in assessing the competitive position of our executive compensation program and making decisions about individual compensation elements, we conduct and provide the Committee with the results of our review of third-party surveys and publicly available executive compensation data for two specific groups of peer companies.

Technology peer group.    These are information technology companies that focus on producing software or hardware or providing online services, employ work forces with skill sets and professional backgrounds similar to those of our work force, have a significant global presence, and are generally comparable in terms of annual revenue and market capitalization.

Dow 30 peer group.    Generally, these are large, diversified companies with significant international operations. As an industry and worldwide business leader, we compete for senior executive talent with top companies across a variety of other industries, not just those in the information technology sector.

The following table identifies the companies in these two peer groups when we conducted our fiscal year 2010 compensation analysis planning in spring 2009.

Technology Peer Group(1)		Dow 30 Peer Group(2)

Accenture Adobe Systems Apple Cisco Systems Dell Computer EDS Google Hewlett-Packard	IBM Intel Oracle SAP Sun Microsystems Symantec	3M Alcoa American Express AT&T Bank of America Boeing Caterpillar Chevron Citigroup	Coca-Cola DuPont ExxonMobil General Electric General Motors Home Depot JPMorgan Chase Johnson & Johnson McDonald’s	Merck Pfizer Procter & Gamble United Technologies Verizon Wal-Mart Walt Disney

(1)

For our fiscal year 2010 compensation planning, we removed Time Warner because it no longer met the characteristics for the technology peer group. During 2010, we conducted an analysis of our technology peer companies and revised the group to ensure that it continues to represent the key characteristics described above. For fiscal year 2011 compensation design and planning purposes, Amazon.com, Research In Motion, and Yahoo! were added to the technology peer group, and EDS and Sun Microsystems were removed because they were acquired by other companies.

(2)

For compensation design and planning purposes, we always use the current Dow 30 group. Cisco Systems, Hewlett-Packard, IBM, and Intel are members of the Dow 30, but are excluded because they are members of the Technology Peer Group. The Dow 30 group at the time of our compensation planning for fiscal year 2010 is shown above. Since then, Citigroup and General Motors have been removed from the Dow 30 and replaced by Cisco Systems and The Travelers Companies. Microsoft is also a Dow 30 member but is also excluded from the analysis.

Positioning of Pay

The Compensation Committee determines target total direct compensation (base salary and target Incentive Plan awards) for our executive officers (other than Mr. Ballmer) after considering a variety of third-party surveys that pro-

PAGE	23	2010 PROXY STATEMENT

vide information on compensation for similar positions, publicly available peer group information and internal comparisons of the executive officer’s total compensation to the total compensation of our other executive officers. We do not apply a formula that ties our target compensation levels to specific market percentiles. Excluding Mr. Ballmer, the target compensation levels for the named executive officers generally will be above median but below the 75th percentile for similar positions within our peer group companies.

Mix of Pay Elements

As described in Section 1 above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term shareholder value. A significant portion of the named executive officers’ total compensation (other than Mr. Ballmer’s) is delivered through stock awards under the Incentive Plan with a multi-year vesting schedule to align the interests of our named executive officers to the long-term interests of Microsoft and our shareholders and to encourage the named executive officers to act as owners.

The following chart provides information about the fiscal year 2010 target mix of pay for our named executive officers (excluding Mr. Ballmer) compared to the named executive officers of our peer group companies.

	Salary	Variable Cash(1)	Equity(2)	Other Compensation
Peer Groups(3)	17%	21%	57%	5%
Microsoft(3)	9%	18%	73%	0%

(1)

For peer group companies, variable cash consists of discretionary bonuses, target annual non-equity incentive plan awards, and target multi-year non-equity incentive plan awards. For Microsoft, variable cash consists of the 20% of the target Incentive Plan award payable in cash.

(2)

For peer group companies, equity consists of stock options, stock awards, annual incentive plan equity awards, and multi-year incentive plan equity awards. For Microsoft, equity consists of the 80% of the target Incentive Plan award payable as a stock award.

(3)	Data for our peer group companies and Microsoft reflect target pay mix data available in spring 2009, when we conducted our fiscal year 2010 compensation analysis planning.

Assessment of Risk

In fiscal year 2010, we performed a comprehensive assessment for the Compensation and Audit Committees of our Board of Directors to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on the Company. Our assessment covered each material element of executive and non-executive employee compensation. We concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

In addition, the structure of our compensation program for executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. The current Incentive Plan awards have the following risk-limiting characteristics:

•

Awards to each executive officer are limited to the least of (a) a fixed maximum specified in the Incentive Plan, (b) a fixed percentage of an incentive pool, or (c) 150% of a target award (200% of base salary for Mr. Ballmer).

•	Awards are made based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance.
•	Awards are not made in the form of stock options, which may provide an asymmetrical incentive to take unnecessary or excessive risks to increase Company stock price.
•	Incentive Plan awards are not tied to formulas that could focus executives on specific short-term outcomes.
•

Members of the Compensation Committee, or in the case of Mr. Ballmer, the independent members of our Board of Directors, approve the final Incentive Plan awards in their discretion, after reviewing executive and corporate performance.

•	Incentive Plan awards are subject to our Executive Compensation Recovery Policy, described on pages 30 and 31.

PAGE	24	2010 PROXY STATEMENT

•

For executive officers other than Mr. Ballmer, the majority of the award value is delivered in the form of shares of common stock with a multi-year vesting schedule, which aligns the interests of our executive officers to long- term shareholder interests; for Mr. Ballmer this alignment exists by virtue of his being one of Microsoft’s largest shareholders.

•	Executive officers are subject to our executive stock ownership requirements described on page 31.

Performance Review Process

Each year, our named executive officers participate in a performance review process that leads to decisions on the size of their Incentive Plan awards for the prior fiscal year, whether their base salaries should be increased, and whether they should be promoted.

Chief Executive Officer

Following the end of each fiscal year, the independent members of our Board of Directors, led by the Chair of the Governance and Nominating Committee, evaluate Mr. Ballmer’s performance using a multi-year view of quantitative and qualitative factors to consider his success in achieving his performance commitments, which typically include financial, operational, strategic, and Company culture/leadership objectives. To aid in this review, the independent members of our Board are provided the following information:

•	a self-evaluation from Mr. Ballmer of his performance over the past fiscal year and over a multi-year period,
•

a summary of performance indicators covering a wide range of quantitative and qualitative financial, operational, and strategic measures, which includes key measures that were developed by management and reviewed with our Board at the beginning of the fiscal year as part of the annual business planning process,

•	the results of in-depth interviews conducted by independent members of our Board with Mr. Ballmer’s direct reports, and
•	a summary of written feedback from next level managers.

The Compensation Committee recommends to the independent members of our Board of Directors Mr. Ballmer’s proposed Incentive Plan award based on his performance during the just-completed fiscal year. In addition, the Committee recommends whether there should be any adjustment to Mr. Ballmer’s base salary for the current fiscal year. The Committee, which meets in executive session to formulate its recommendations, does not apply a formula to determine Mr. Ballmer’s target Incentive Plan award or proposed base salary adjustment. Instead, the Committee exercises its judgment in formulating its recommendations, taking into consideration:

•	the evaluation of Mr. Ballmer’s performance for the fiscal year, and
•	the amounts that are being paid or awarded to the other executive officers for their performance for the same period.

Other Named Executive Officers

The Compensation Committee discusses executive officer performance several times during the fiscal year. Following the end of the fiscal year, the Committee devotes one of its meetings to a comprehensive discussion of all executive officers’ performance and long-term potential. The meeting is attended by the members of the Committee, Mr. Ballmer, Lisa Brummel, our Senior Vice President of Human Resources, and the Committee’s compensation consultant. The Committee also reviews tally sheets prepared by our Human Resources division that set forth each executive officer’s historical earnings, the value of outstanding and unvested equity awards, current holdings of shares of Microsoft common stock, any perquisites and benefits, and, if applicable, any potential severance payments and benefits. Based on its discussions at this meeting and recommendations from Mr. Ballmer, the Committee establishes the amount of each executive officer’s Incentive Plan award for the fiscal year and any base salary adjustments after considering:

•

an evaluation of the executive officer’s performance for the just-completed fiscal year, as prepared and conducted by Mr. Ballmer and supported by performance evaluation documents that include information about performance against a wide range of quantitative and qualitative financial, operational and strategic measures, a self-evaluation provided by the executive officer, feedback from the executive officer’s peers, written feedback

PAGE	25	2010 PROXY STATEMENT

and ratings from direct and next level reports, and a summary of performance versus predefined commitments for the fiscal year, and
•	any other information deemed relevant by the Committee.

Setting Compensation Opportunities

At the beginning of the fiscal year, the Compensation Committee approves a target Incentive Plan award amount for each of our executive officers based on:

•	the executive officer’s role and responsibilities,
•	an assessment of compensation practices at our peer group companies for similar positions (see page 23),
•	internal comparisons of the executive officer’s total target compensation to the total target compensation of other executive officers, and
•	input from the Committee’s compensation consultant.

As the principal leader of Microsoft, Mr. Ballmer focuses on building our long-term success, and, as a significant shareholder, his personal wealth is tied directly to Microsoft’s value. While the Compensation Committee believes Mr. Ballmer is underpaid for his role and performance, it has accepted his recommendation to continue with Microsoft’s historical practice for setting his total compensation opportunity to exclude any long-term equity compensation award. For our peer group companies with continuing chief executive officers, excluding those with founder chief executive officers, the average annual base salary for their chief executive officers was $1.4 million, average cash bonus compensation was $4.1 million, and average total compensation was $14.4 million (based on public compensation information available through August 21, 2010). For fiscal year 2010, Mr. Ballmer’s maximum compensation opportunity was $2,010,000, consisting of base salary and a potential Incentive Plan award of up to 200% of his base salary for the fiscal year.

Section 3. Components of Compensation and Fiscal Year 2010 Awards

For fiscal year 2010, the primary components of compensation for the named executive officers were base salary and Incentive Plan awards.

Base Salary

The Compensation Committee reviews base salaries of our executive officers annually to ensure they fairly and competitively compensate these individuals for the jobs they perform. During fiscal year 2010, no executive officer received any base salary increase in connection with our annual review process.

Incentive Plan

We use our Incentive Plan to provide both cash and equity incentive compensation for our executive officers. Awards under our Incentive Plan are determined following a discretionary evaluation of performance for the fiscal year, and are not based on achievement of pre-established formulaic criteria. The Incentive Plan provides a flexible framework for determining awards that:

•	allows us to consider performance against a large number of strategic, operational, and financial business goals, reflecting Microsoft’s broad and complex business,
•

allows us to adjust actual compensation up or down to reward our executive officers for timely adjustments to changing dynamics in the market for our products and services, including work that cannot be anticipated in advance of the performance period,

•

allows us to incentivize efforts to create shareholder value that may not produce tangible results within a fixed or predictable time period, which is important given the long-term characteristics of Microsoft’s business, and

•	provides for greater opportunity to differentiate rewards among our executive officers.

The Incentive Plan is designed to deliver a significant portion of total direct compensation to our named executive officers (other than Mr. Ballmer) through shares of Microsoft common stock. We rely on stock-based compensation with a multi-year vesting schedule to enhance retention and align our executive officers’ interests with the long-term interests of Microsoft and our shareholders.

PAGE	26	2010 PROXY STATEMENT

For fiscal year 2010, the Incentive Plan awards for our named executive officers (other than Mr. Ballmer) were made in the following steps.

•

The Compensation Committee determined that it would grant awards to the fiscal year 2010 executive officers from an incentive pool with maximum funding of 0.45% of Microsoft’s fiscal year 2010 corporate operating income plus, to reflect Mr. Klein’s promotion during the year, 0.05% of operating income for the second half of fiscal year 2010.

•

Each executive officer’s maximum Incentive Plan award was set at a fixed percentage of the pool. The Compensation Committee intended that each executive officer (other than Mr. Ballmer) would receive an Incentive Plan award between 0% and 150% of a pre-established target award, subject to the availability of pool funding.

•	In September 2010, the Compensation Committee considered Mr. Ballmer’s award recommendations and its assessment of the performance of the executive officers as described on pages 25 and 26.
•

Following approval of the awards, 20% of the Incentive Plan award was paid to each executive officer in cash and 80% of the Incentive Plan award was converted into a stock award for shares of Microsoft common stock. The number of shares was determined by dividing 80% of the Incentive Plan award amount by the closing market price of Microsoft common stock on August 31, 2010. Incentive Plan stock awards vest in four equal installments. The first installment vested following the Compensation Committee’s approval of the Incentive Plan awards in September 2010. Subsequent installments will vest on August 31 in each of 2011, 2012, and 2013. In addition, pursuant to Microsoft’s policy applicable to all employees, all regular stock awards, including Incentive Plan stock awards, will vest if employment terminates due to death or total and permanent disability, and awards to employees who retire in the United States may continue to vest following retirement, as described on page 30.

When we assess the performance of our executive officers we do not use a formula or apply specific weights to performance results. Instead, the Compensation Committee members (or, for Mr. Ballmer, the independent members of our Board) use their business judgment to determine an appropriate award after considering the information discussed on pages 25 and 26, which includes the executive officer’s performance across a wide range of quantitative and qualitative financial, operational, and strategic measures. These measures vary based on individual responsibilities and the business function, division, or group that an executive officer manages. Among the most important factors that were used in fiscal year 2010 and prior years to evaluate performance were:

•	revenue,
•	sales and licensing volume,
•	contribution margin,
•	innovation,
•	corporate citizenship,
•	product development and implementation,
•	quality,
•	customer satisfaction,
•	customer acceptance,
•	developer community satisfaction,
•	organizational culture and leadership,
•	strategic planning and development,
•	operations excellence, and
•	efficiency and productivity.

Mr. Ballmer’s Incentive Plan Award

Mr. Ballmer’s potential award under the Incentive Plan for fiscal year 2010 was limited to an amount from 0% to 200% of his fiscal year 2010 base salary, payable in cash, consistent with our past practice and his request that we not award him equity compensation. His maximum award was the lesser of 200% of his fiscal year 2010 base salary or the maximum pool percentage assigned to him; his target award was 100% of his base salary; and the award was payable following the end of the fiscal year.

PAGE	27	2010 PROXY STATEMENT

For fiscal year 2010, Mr. Ballmer’s Incentive Plan award was $670,000, which was 100% of his target award. The incentive plan award was recommended by the Compensation Committee and approved by the independent members of our Board of Directors based on his performance appraisal by the independent members of our Board and other information deemed relevant, including: Mr. Ballmer’s performance against his individual commitments; the strong financial year in which Microsoft reported a record $62.5 billion in revenue and $24.1 billion in operating income; the operating income performance of the Company relative to 25 large technology companies; his leadership in continuing the prior year’s disciplined expense management; a series of successful product launches including Windows 7, Office 2010, Bing, Windows Server, and SQL Server; progress pursing new innovations that will position the Company to lead the transformation to the cloud (Azure and Office Web Apps) in active gaming (Kinect), and in other product areas in which work is well underway; the unsuccessful launch of the Kin phone; loss of market share in the company’s mobile phone business; and the need for the Company to pursue innovations to take advantage of new form factors.

Other Named Executive Officer Incentive Plan Awards

After considering Mr. Ballmer’s performance assessment of each of the other named executive officers for fiscal year 2010 and factors including those listed on page 27, the Compensation Committee approved the fiscal year 2010 Incentive Plan awards set forth below. Our named executive officers were each reviewed on their performance on a wide range of measures, which included for the business division leaders the financial performance of the business or organization they led. While the performance results described below were relatively more important than other factors that were considered in determining the fiscal year 2010 Incentive Plan Awards for the other named executive officers, no specific weight was assigned to any single measure of performance.

Mr. Bach.    During fiscal year 2010, Mr. Bach was President of the Entertainment and Devices (“EDD”) Division, the division responsible for developing, producing, and marketing the Xbox video game system and related products and services, games and online services for Windows PCs, the Windows Mobile and Windows Embedded device platforms, the Zune digital music and entertainment device and accessories, the Mediaroom internet protocol television offerings, PC hardware accessories, and Microsoft Office for the Macintosh.

Under Mr. Bach’s leadership, EDD revenue was $8.1 billion and operating income was a record $679 million, substantially exceeding the fiscal year 2010 financial goals for EDD. Non-gaming revenue also increased during fiscal year 2010 and EDD experienced strong performance in the Xbox platform year-over-year from the fourth quarter of 2009, with console sales up 26% and Xbox Live subscribers increasing more than 20% to over 25 million. The Xbox team continued to deliver innovation through the development of Kinect for Xbox 360. The strong financial performance was offset by disappointing performance in the Windows Mobile portion of the business, where the Company lost share and continued to have operating losses yet made strategic progress toward the fall 2010 launch of the Windows Phone 7. Based on his fiscal year 2010 performance, Mr. Bach received an Incentive Plan award of $7,000,000, which was 100% of his target award. Mr. Bach’s aggregate base salary and Incentive Plan award increased 22% from fiscal year 2009, driven by the fact that his 2009 Incentive Plan award was 80% of his target award. Due to Mr. Bach’s resignation effective December 31, 2010, he will only receive 25% of the fiscal year 2010 Incentive Plan award payable in stock.

Mr. Elop.    Mr. Elop was President of the Microsoft Business Division (“MBD”) during fiscal year 2010. This division is responsible for the Microsoft Office system of programs, servers and software-based services, Microsoft Dynamics business applications for small and midsize businesses, large organizations and divisions of global enterprises, and Microsoft’s Unified Communications products which provide software-based communications tools to business.

For fiscal year 2010, MBD had revenue of $18.6 billion and operating income of $11.8 billion, which exceeded fiscal year 2010 goals for MBD. Under Mr. Elop’s direction, the division launched a new suite of Office products with strong customer satisfaction results. MBD also made progress in developing cloud services launching Office Web Apps and exceeding goals for licensed seats in Business Productivity Online Suite (“BPOS”). Based on his fiscal year 2010 performance, Mr. Elop received an Incentive Plan award of $6,720,000 which was 96% of his target award. Due to his resignation, he was not eligible to receive the 80% portion of this award payable in stock, and the remaining $1,344,000 of his award payable in cash was reduced by $667,000 due to the repayment of a portion of his July 2008 signing bonus.

PAGE	28	2010 PROXY STATEMENT

Mr. Klein.    Mr. Klein became Chief Financial Officer effective November 24, 2009. Mr. Klein is responsible for leading Microsoft’s worldwide finance organization. He successfully transitioned into the chief financial officer role, was instrumental in maintaining focus on operating expenses, and provided strong balance sheet management which resulted in returning $16 billion to investors through dividends and share buy-backs. Prior to his appointment as chief financial officer, he oversaw successful initiatives as chief financial officer of MBD that will contribute to MBD’s future success, including driving the strategic planning process that resulted in a new long range plan and developing new reporting and financial models for cloud services economics. Based on his fiscal year 2010 performance, Mr. Klein received an Incentive Plan award of $2,775,000, which was 111% of his target award.

Mr. Turner.    As Chief Operating Officer, Mr. Turner is responsible for the strategic and operational leadership of Microsoft’s worldwide sales, marketing, and services organization. In addition, Mr. Turner manages the online advertising sales organization and corporate support organizations, including product and customer support services, branding, advertising, public relations, marketing research, relationship marketing, corporate operations, and internal information technology.

Mr. Turner led his organization to superb sales results while achieving effective cost management, contributing to the Company’s substantial 18% increase in operating income. Mr. Turner also led his team to achieving record levels of customer and partner satisfaction, where 15 of 17 audiences tracked were at all-time highs. The sales organization achieved market share gains in HyperV-Server, Windows Server, and revenue growth in SQL Server that outpaced competitors. Under Mr. Turner’s leadership the sales organization made strong progress in the sale of cloud based services. Based on his fiscal year 2010 performance, Mr. Turner received an Incentive Plan award of $9,800,000, which was 140% of his target award. Mr. Turner’s aggregate base salary and Incentive Plan award increased 93% from fiscal year 2009, which is driven by the fact that his 2009 Incentive Plan award was 68% of his target award.

Mr. Liddell.    Until November 24, 2009, Mr. Liddell served as our Chief Financial Officer, and he continued as a Microsoft employee through December 31, 2009. He received a cash payment of $1,900,000 as compensation for his substantial services during the first half of the fiscal year and in consideration for entering into a resignation agreement with the Company. He did not receive an Incentive Plan award for his services in fiscal year 2010.

Fiscal Year 2011 Incentive Plan

For fiscal year 2011, the Compensation Committee determined it would make awards to our executive officers as of July 1, 2011 from an incentive pool with maximum funding of 0.25% of Microsoft’s fiscal year 2011 corporate operating income. As with the fiscal year 2010 Incentive Plan awards, each executive officer’s Incentive Plan award from this pool will be limited to a fixed percentage of the pool. The Committee intends that each executive officer (other than Mr. Ballmer) will receive between 0% and 150% of his or her established target award, subject to the availability of pool funding.

Section 4. Other Compensation Topics

Compensation Committee Advisor

During fiscal year 2010, the Compensation Committee retained Dan Marcus, Managing Principal, Semler Brossy Consulting Group, LLC, as its independent compensation consultant. Information on the role and independence of the compensation consultant is provided on page 13.

Executive Benefits and Perquisites

Our named executive officers are eligible for the same benefits made available to our other U.S.-based full-time employees, including our Section 401(k) plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, we maintain a non-qualified deferred compensation plan for our executives and senior managers in which our named executive officers may participate. The plan is unfunded, and participation is voluntary. The non-qualified deferred compensation

PAGE	29	2010 PROXY STATEMENT

plan allows our named executive officers to defer their base salary, the cash portion of their Incentive Plan awards, and certain on-hire bonuses. We do not contribute to the non-qualified deferred compensation plan. None of our named executive officers participated or had a balance outstanding in the deferred compensation plan in fiscal year 2010. Perquisites are provided to our named executive officers only in special situations; during fiscal year 2010, we did not provide any significant perquisites to our named executive officers.

Although we did not provide significant relocation assistance in fiscal year 2010, relocation assistance is an important tool that enables us to be competitive in recruiting talent. As part of our executive officer relocation policy, we offer relocation assistance including travel, shipping household goods, and temporary housing. In a few instances in prior fiscal years, Microsoft agreed to provide additional relocation benefits to executive officers to move their homes and families. In fiscal year 2010, we revised our executive officer relocation policy to allow recovery of relocation assistance if the executive officer voluntarily leaves Microsoft within two years of joining the Company. Previously, the recovery period was one year. There may be circumstances where we have a longer recovery period. We have not entered into a home purchase agreement with an executive officer since Mr. Elop’s offer letter in January 2008.

Severance, Retirement, and Change-in-Control Arrangements

Our named executive officers do not have employment contracts, and are not entitled to any payments upon termination of their employment or following a change in control of Microsoft, with the following exceptions:

•

All employees who retire from Microsoft in the United States after (a) age 65 or (b) age 55 with 15 years of service are eligible for the continuation of vesting of on-hire and annual review stock awards that were granted more than one year before retirement.

•	In general, all employees who terminate their employment with Microsoft due to death or total and permanent disability will be fully vested in their outstanding stock awards.
•	In addition, pursuant to Mr. Turner’s employment offer letter, he will vest in 160,000 shares of his on-hire stock award upon his retirement at age 60 or older.

Mr. Liddell resigned from his position as Chief Financial Officer effective November 24, 2009 and from Microsoft on December 31, 2009. We entered into a resignation agreement with Mr. Liddell on December 1, 2009, under which we paid Mr. Liddell $950,000 on December 31, 2009 and $950,000 on March 31, 2010 as compensation for his substantial services during the first half of fiscal year 2010 and performance of his obligations under the agreement. These payments are subject to forfeiture if Mr. Liddell breaches any of the terms and conditions of the agreement. The agreement includes customary confidentiality provisions and releases of claims.

Tax/Accounting Treatment of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct as compensation expense amounts in excess of $1 million paid in one year to certain of our named executive officers. Certain performance-based compensation approved by our shareholders is not subject to this deduction limit. Generally, in structuring compensation for our named executive officers, we consider whether a form of compensation will be deductible; however, other factors as discussed above may be of greater importance than preserving deductibility for a particular form of compensation. Awards under the Incentive Plan are expected to qualify as performance based compensation for purposes of Section 162(m). No non-deductible compensation was paid to our named executive officers in fiscal year 2010.

In accordance with Accounting Standards Codification Topic 718, we measure the fair value of stock awards, including those granted under the Incentive Plan, based on the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends. The compensation expense for these awards is amortized over their applicable vesting period on a straight-line basis.

Executive Compensation Recovery Policy

Accountability is a fundamental value of Microsoft. To reinforce this value through our executive compensation program, our executive officers and certain other covered executives are subject to an executive compensation recovery

PAGE	30	2010 PROXY STATEMENT

policy. Under this policy, the Compensation Committee may seek to recover payments of incentive compensation if the performance results leading to the payment are later subject to a downward adjustment or restatement of financial or nonfinancial performance. The Committee may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis, as with awards under the Incentive Plan for fiscal year 2010. Further, the Committee may recover incentive compensation whether or not the covered executive’s actions involve “misconduct.” When a covered executive has engaged in intentional misconduct that contributed to the payment, the Committee may take other remedial action, including seeking to recover the entire payment. For purposes of this policy, payments of incentive compensation include awards under the Incentive Plan as well as prior year compensation related to annual bonuses and incentive stock awards.

Stock Ownership Requirements for Company Executives

The Compensation Committee has adopted stock ownership requirements that require each of our executive officers and certain other covered executives to maintain a minimum equity stake in Microsoft. The requirements formalize the Committee’s belief that our most senior executives should maintain a material personal financial stake in Microsoft to promote a long-term perspective in managing our business. In addition, these requirements ensure the alignment of executive and shareholder interests, which reduces any incentive for excessive short-term risk taking. The requirements provide for the following stock ownership:

Role	Minimum Ownership	Requirement
Chief Executive Officer and Executive Chairman	10x base pay	Each covered executive must retain 50% of all net shares (post tax) that vest on or after October 1, 2007 until the minimum share ownership requirement is achieved.
Division Presidents And Chief Operating Officer	5x base pay

If the covered officer is promoted to a position that has a higher ownership requirement, the higher standard will apply and 50% of net vested shares should be retained until the ownership requirement is met.

Other Covered Executives (includes Executive Officers)	3x base pay

Minimum share ownership levels are determined annually using the base pay rate in effect as of the end of the fiscal year and the average daily closing share price for the just-completed fiscal year. Following the conclusion of each fiscal year, compliance with the requirements is measured and covered executives are notified about their ownership requirements, current holdings, and whether they must hold additional shares.

For purposes of determining ownership levels, the following forms of equity interests in Microsoft count towards the stock ownership requirement:

•

Shares held outright by the covered executive, whether acquired through open market purchase, vesting of Stock Awards or Shared Performance Stock Awards, stock option exercise, or purchased through the Employee Stock Purchase Plan.

•	Shares held by the spouse or dependent children of the covered executive.
•	Shares held in trust for the economic benefit of the covered executive, spouse or dependent children of the covered executive.
•	Shares held in a 401(k) plan.

All our named executive officers currently comply with these ownership requirements.

PAGE	31	2010 PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table contains information about compensation awarded to the named executive officers for the fiscal years ended June 30, 2010, June 30, 2009, and June 30, 2008. None of the named executive officers received stock options during fiscal years 2010, 2009, and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven A. Ballmer	2010	$670,000	$670,000	N/A	$11,121	$1,351,121
Chief Executive Officer;	2009	665,833	600,000	N/A	10,794	1,276,627
Director	2008	640,833	700,000	N/A	10,001	1,350,834

Christopher P. Liddell(4)	2010	347,689	0	$3,217,687	1,903,728	5,469,104
Senior Vice President;	2009	561,667	595,018	3,265,718	10,849	4,433,252
Chief Financial Officer	2008	541,667	420,000	3,643,952	10,185	4,615,804

Peter S. Klein(4)	2010	437,508	555,000	2,638,531	12,277	3,643,316
Chief Financial Officer

Robert J. Bach	2010	645,000	1,400,000	5,299,719	9,297	7,354,016
President, Entertainment &	2009	641,667	1,120,010	5,378,829	9,817	7,150,323
Devices Division

Stephen A. Elop	2010	645,000	1,344,000	5,299,719	14,017	7,302,736
President, Microsoft Business	2009	641,667	2,840,008	5,378,829	5,531,572	14,392,076
Division

B. Kevin Turner	2010	645,000	1,960,000	5,299,719	9,790	7,914,509
Chief Operating Officer	2009	641,667	952,019	5,378,829	10,117	6,982,632
	2008	620,833	1,000,000	6,073,226	9,628	7,703,687

(1)

The amounts in this column for fiscal years 2010 and 2009 are the 20% of the Incentive Plan awards that were actually awarded and paid in cash for those years in September 2010 and September 2009 and, for Mr. Elop, a $2 million bonus paid in fiscal year 2009 in connection with the commencement of his employment. Because Mr. Elop’s employment ended before the third anniversary of his initial date of employment with the Company, he was obligated to repay $667,000 of his signing bonus. This repayment is being withheld from the cash portion of his fiscal year 2010 Incentive Plan award. The amounts in this column for 2008 were annual bonuses awarded under Microsoft’s Annual Performance Bonus Plan for Executive Officers.

(2)

The amounts in this column for fiscal years 2010 and 2009 represent the 80% of the target Incentive Plan awards payable in stock. Amounts for Mr. Klein include the 80% of the target Incentive Plan award for fiscal year 2010 plus stock awards granted during fiscal year 2010 prior to his promotion under the Company’s program for senior managers and executives. Amounts for fiscal year 2008 (for Messrs. Liddell and Turner) represent awards granted during fiscal year 2008 prior to the adoption of the Incentive Plan. All amounts in this column are calculated using the grant date fair value under Accounting Standards Codification Topic 718 based on the market price as of the date of grant of common stock awarded, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. Our discretionary awards including Incentive Plan awards are subject to the Committee’s use of negative discretion, precluding a grant date until after the fiscal year end; accordingly, the grant date reported for these awards is the service inception date, which is the first day of the fiscal year for which the award is made. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officers for the fiscal year. The table on page 20 provides information on compensation that our named executive officers received for their performance during each fiscal year.

(3)	The amounts in this column are set forth in the All Other Compensation table below.
(4)	Effective November 24, 2009, Mr. Liddell resigned as Senior Vice President and Chief Financial Officer and Mr. Klein was appointed Chief Financial Officer.

PAGE	32	2010 PROXY STATEMENT

ALL OTHER COMPENSATION

Name	Year	Relocation Expense ($)(1)	Tax Gross Up ($)(2)	401(k) Company Match ($)	Imputed Income Received under Broad-based Benefits Program ($)(3)	Other ($)(4)	Total ($)
Steven A. Ballmer	2010 2009 2008	0 0 0	0 0 0	$7,350 7,350 6,900	$3,771 3,444 3,101		$11,121 10,794 10,001

Christopher P. Liddell	2010 2009 2008	$0 0 71	0 0 0	1,956 7,350 6,900	1,772 3,499 3,214	$1,900,000	1,903,728 10,849 10,185

Peter S. Klein	2010	0	0	9,450	2,827		12,277

Robert J. Bach	2010 2009	0 0	0 0	7,350 7,350	1,947 2,467		9,297 9,817

Stephen A. Elop	2010 2009	3,685 4,149,843	$2,114 1,373,573	6,125 6,125	2,093 2,031		14,017 5,531,572

B. Kevin Turner	2010 2009 2008	0 0 0	0 0 0	7,350 7,350 6,900	2,440 2,767 2,728		9,790 10,117 9,628

(1)

See page 30 for a description of our executive officer relocation policy. To induce Mr. Elop to accept an employment offer and reflecting the specific circumstances of his hiring, we agreed to (a) purchase his former home in California at a price equal to the average of three independent appraisals if he was unable to sell his home within a mutually agreed time and (b) if the appraisal resulted in a loss on the sale of Mr. Elop’s former home, we would pay him the difference between his home purchase price (adjusted for improvements) over the appraised value. While we believe the agreement was fundamentally fair to both Microsoft and Mr. Elop when made, the precipitous and unforeseen decline in the California housing market resulted in our purchase and ultimate sale of the house at a price that was significantly below Mr. Elop’s purchase price adjusted for improvements. SEC rules require that we include the difference between our purchase price and the ultimate sale price in Mr. Elop’s reportable compensation, along with other transaction costs. We also agreed to provide Mr. Elop with a tax gross up on amounts from this transaction that are considered taxable income. Mr. Elop’s offer letter allowed us to recover amounts paid for relocation assistance if he voluntarily left the Company within one year. In fiscal year 2010, we revised our executive officer relocation policy to allow recovery of relocation assistance if the executive voluntarily leaves Microsoft within two years of joining the Company. There may be circumstances where we have a longer recovery period. We have not entered into a home purchase agreement with an executive officer since Mr. Elop’s offer letter in January 2008.

(2)	Tax reimbursements related to relocation assistance received by Mr. Elop. Fiscal year 2009 includes amounts paid in fiscal year 2010 for fiscal year 2009 expenses.
(3)

These amounts include imputed income from life insurance, imputed income from disability insurance, imputed income from athletic club membership, and payments in lieu of athletic club membership. These benefits are available to all our U.S.-based employees.

(4)	The amount reported for Mr. Liddell for fiscal year 2010 represents the value of payments made in connection with his resignation as described on page 30.

PAGE	33	2010 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED

JUNE 30, 2010

The following table provides information on grants of awards under any plan to the named executive officers related to the fiscal year ending June 30, 2010.

Name	Award Approval Date	Grant Date(1)	Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(2)(3)
Steven A. Ballmer	N/A	N/A	N/A	N/A

Christopher P. Liddell(4)	N/A	7/1/2009	141,431	$3,217,687

Peter S. Klein	9/21/2010	7/1/2009	83,195	1,892,757
	8/25/2009	8/31/2009	11,589	270,730
	8/25/2009	8/31/2009	20,538	475,044

Robert J. Bach	9/21/2010	7/1/2009	232,945	5,299,719

Stephen A. Elop	9/21/2010	7/1/2009	232,945	5,299,719

B. Kevin Turner	9/21/2010	7/1/2009	232,945	5,299,719

(1)

For Incentive Plan awards, the Committee’s use of negative discretion precludes a grant date until after the fiscal year end; accordingly, the grant date reported in this table for these awards is the July 1, 2009 service inception date, the first day of fiscal year 2010.

(2)

The values in this column represent the grant date fair value of the 80% of the fiscal year 2010 target Incentive Plan awards payable in common stock and, for Mr. Klein, stock awards that were granted during fiscal year 2010 prior to his promotion. The actual Incentive Plan stock awards approved on September 21, 2010 with respect to these target awards are described on page 20. The grant date fair value is based on the Accounting Standards Codification Topic 718 fair value of the award before any forfeiture adjustments. We measure the grant date fair value of these stock awards based on the market price as of the date of grant of common stock awarded, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting.

(3)

The Grants of Plan-Based Awards Table sets forth the awards made for fiscal year 2010 performance. In fiscal year 2010, the Compensation Committee also approved the following stock awards for fiscal year 2009 performance with a July 1, 2008 service inception date.

Name	Stock Awards (#)	Award Value on September 25, 2009 Approval ($)
Christopher P. Liddell	96,551	$2,367,015
Robert J. Bach	181,744	4,455,580
Stephen A. Elop	136,308	3,341,685
B. Kevin Turner	154,482	3,787,234

These award values are calculated based on the Accounting Standards Codification Topic 718 fair value of the award before any forfeiture adjustments, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting.

(4)	Mr. Liddell did not receive an Incentive Plan award for fiscal year 2010.

PAGE	34	2010 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR END

JUNE 30, 2010

The following table provides information on exercisable and unexercisable stock options and unvested stock awards held by the named executive officers on June 30, 2010.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Steven A. Ballmer	N/A	N/A	N/A	N/A		N/A		N/A

Christopher P. Liddell	N/A	N/A	N/A	N/A		N/A		N/A

Peter S. Klein	N/A	N/A	N/A	N/A		1,220	(2)	$28,072
						2,500	(3)	57,525
						4,194	(4)	96,504
						2,419	(5)	55,661
						4,872	(6)	112,105
						13,612	(7)	313,212
						14,512	(8)	333,921
						5,326	(9)	122,551
						9,482	(10)	218,181
						20,538	(11)	472,579
						8,692	(12)	200,003

Robert J. Bach	1,011,111	0	$25.1438	2/20/2011	(13)	14,625	(4)	336,521
	205,556	0	$21.5910	7/31/2012	(14)	127,857	(7)	2,941,990
						136,308	(15)	3,136,447

Stephen A. Elop	N/A	N/A	N/A	N/A		31,260	(16)	719,293
						63,722	(7)	1,466,243
						102,231	(15)	2,352,335

B. Kevin Turner	N/A	N/A	N/A	N/A		240,000	(17)	5,522,400
						33,313	(4)	766,532
						127,857	(7)	2,941,990
						115,861	(15)	2,665,962

(1)	The market value was calculated by multiplying the number of shares shown in the table by $23.01, which was the closing market price on June 30, 2010, the last trading day of our fiscal year.
(2)	Mr. Klein received an award of 6,100 shares for the 2005 performance review period of which 20% vested in annual increments starting on August 31, 2006. The award fully vested on August 31, 2010.
(3)

Mr. Klein received an award of 6,250 shares for the 2006 performance review period of which 20% vested in annual increments starting on August 31, 2007. The final vest of the award will occur on August 31, 2011, subject to continuous employment.

(4)

Performance-based stock awards were granted on August 31, 2006 to Mr. Klein and September 13, 2006 to Messrs. Bach and Turner, for the fiscal year performance period ended June 30, 2007. The actual number of 2007 performance period shares was determined by the Compensation Committee after the end of the performance period. The awards fully vested on August 31, 2010.

(5)	Mr. Klein received an award of 9,675 shares granted on August 31, 2007 for individual performance. The award fully vested on August 31, 2010.

PAGE	35	2010 PROXY STATEMENT

(6)

Mr. Klein received an award of 8,120 shares for the 2007 performance review period with 20% vesting in annual increments starting on August 31, 2008. The final vest of the award will occur on August 31, 2012, subject to continuous employment.

(7)

Performance-based stock awards were granted on August 31, 2007 to Mr. Klein, September 12, 2007 and September 26, 2008 to Messrs. Bach and Turner and on February 13, 2008 and September 26, 2008 to Mr. Elop, for the fiscal year performance period ended June 30, 2008. The actual number of 2008 performance period shares was determined by the Compensation Committee after the end of the performance period. The unvested shares vest in two remaining equal installments on August 31, 2010 and August 31, 2011, subject to continuous employment.

(8)

Mr. Klein received an award of 18,139 shares for the 2008 performance review period of which 20% vested in annual increments starting on August 29, 2009. The final vest of the award will occur on August 29, 2013, subject to continuous employment.

(9)

Mr. Klein received an award of 10,652 shares granted on August 29, 2008 for individual performance. The unvested shares vest in equal annual increments on August 29, 2010 and August 29, 2011, subject to continuous employment.

(10)

Performance-based stock awards were granted on August 29, 2008, for the fiscal year performance period ended June 30, 2009. The actual number of performance period shares was determined by the Compensation Committee after the end of the performance period. The unvested shares vest in equal annual increments on August 31, 2010, August 31, 2011 and August 31, 2012, subject to continuous employment.

(11)

Mr. Klein received an award of 20,538 shares for the 2009 performance review period with 20% vesting in annual increments starting on August 31, 2010. The final vest of the award will occur on August 31, 2014, subject to continuous employment.

(12)

Mr. Klein received an award of 11,589 shares granted on August 31, 2009 for individual performance. The unvested shares vest in equal annual increments on August 31, 2010, August 31, 2011 and August 31, 2012, subject to continuous employment.

(13)

The option was granted 10 years prior to the option expiration date. The option initially vested one-eighth eighteen (18) months from the award date and one-eighth in six-month intervals thereafter. The option fully vested on February 20, 2006.

(14)

The option was granted 10 years prior to the option expiration date. The option initially vested one-eighth eighteen (18) months from the award date and one-eighth in six-month intervals thereafter. The option fully vested on July 31, 2007.

(15)

Incentive Plan awards were granted on September 25, 2009 to Messrs. Bach, Elop and Turner. The unvested shares will vest in equal annual increments on August 31, 2010, August 31, 2011 and August 31, 2012, subject to continuous employment.

(16)	Mr. Elop received an on-hire award of 62,520 shares. Due to Mr. Elop’s resignation from Microsoft, the unvested shares will not vest.
(17)

To replace equity compensation Mr. Turner forfeited upon leaving his previous employer, Mr. Turner received a stock award for 320,000 shares of Microsoft common stock, of which 25% vested on September 1, 2008, 25% vested on September 1, 2010, and 50% vests upon retirement from Microsoft at age 60 or older.

PAGE	36	2010 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED

JUNE 30, 2010

The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended June 30, 2010 for each of the named executive officers.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven A. Ballmer	N/A	N/A		N/A	N/A

Christopher P. Liddell	N/A	N/A		46,590	$1,148,444	(1)
				24,137	616,700	(2)

Peter S. Klein	695	$4,268	(3)	28,296	697,496	(4)
				2,897	74,511	(5)

Robert J. Bach	50,000	414,450	(6)	80,820	1,992,213	(11)
	50,000	420,450	(7)	45,436	1,160,890	(2)
	50,000	445,450	(8)
	50,000	470,450	(9)
	100,000	635,620	(10)

Stephen A. Elop	N/A	N/A		31,860	785,349	(12)
				34,077	870,667	(2)
				31,260	938,113	(13)

B. Kevin Turner	N/A	N/A		97,240	2,396,966	(14)
				38,621	986,767	(2)

(1)

Includes 11,562 shares under a stock award granted on September 13, 2006, 23,577 shares under a stock award granted on September 12, 2007, and 11,451 shares under a stock award granted on September 26, 2008. The shares vested on August 31, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $24.65, the closing market price on August 31, 2009.

(2)	The stock award was granted and vested on September 25, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $25.55, the closing market price at vesting.
(3)	The option was granted on May 27, 2003. 695 options were exercised on November 6, 2009 at $28.45, the closing market price at exercise, for a value realized of $4,268.
(4)

Includes 1,334 shares under a stock award granted on August 31, 2004, 1,220 shares under a stock award granted on August 31, 2005, 1,250 shares under a stock award granted on August 31, 2006, 4,193 shares under a stock award granted on August 31, 2006, 2,419 shares under a stock award granted on August 31, 2007, 6,806 shares under a stock award granted on August 31, 2007, 1,624 shares under a stock award granted on August 31, 2007, 3,627 shares under a stock award granted on August 29, 2008, 3,160 shares under a stock award granted on August 29, 2008, and 2,663 shares under a stock award granted on August 29, 2008. The shares vested on August 29, 2009 and August 31, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $24.65, the closing market price on August 31, 2009.

(5)

The stock award was granted on August 31, 2009. The shares vested on September 30, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $25.72, the closing market price at vesting.

(6)	The option was granted on July 31, 2002. 50,000 options were exercised on December 15, 2009 at $29.88, the closing market price at exercise, for a value realized of $414,450.
(7)	The option was granted on July 31, 2002. 50,000 options were exercised on December 15, 2009 at $30.00, the closing market price at exercise, for a value realized of $420,450.
(8)	The option was granted on July 31, 2002. 50,000 options were exercised on December 21, 2009 at $30.50, the closing market price at exercise, for a value realized of $445,450.

PAGE	37	2010 PROXY STATEMENT

(9)	The option was granted on July 31, 2002. 50,000 options were exercised on December 28, 2009 at $31.00, the closing market price at exercise, for a value realized of $470,450.
(10)	The option was granted on February 20, 2001. 100,000 options were exercised on April 22, 2010 at $31.50, the closing market price at exercise, for a value realized of $635,620.
(11)

Includes 2,267 shares under a stock award granted on September 27, 2004, 14,625 shares under a stock award granted on September 13, 2006, 40,110 shares under a stock award granted on September 12, 2007 and 23,818 shares under a stock award granted on September 26, 2008. The shares vested on August 31, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $24.65, the closing market price at vesting.

(12)

Includes 19,035 shares under a stock award granted on February 13, 2008 and 12,825 shares under a stock award granted on September 26, 2008. The shares vested on August 31, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $24.65, the closing market price at vesting.

(13)

The stock award was granted on January 22, 2008. The shares vested on January 21, 2010. The value realized was calculated by multiplying the number of shares shown in the table by $30.01, the closing market price at vesting.

(14)

Includes 33,312 shares under a stock award granted on September 13, 2006, 40,110 shares under a stock award granted on September 12, 2007 and 23,818 shares under a stock award granted on September 26, 2008. The shares vested on August 31, 2009. The value realized was calculated by multiplying the number of shares shown in the table by $24.65, the closing market price at vesting.

EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)
June 30, 2010	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders(4)	439,107,096	$24.38	741,109,932

Equity compensation plans not approved by security holders	0	N/A	0

Total	439,107,096	$24.38	741,109,932

(1)

Includes 241 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan and 12 million shares issuable under outstanding performance-based stock awards granted under the 2001 Stock Plan (assuming target performance).

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.
(3)	Includes 64 million shares remaining available for issuance as of June 30, 2010 under the 2003 Employee Stock Purchase Plan.
(4)

Under the 2001 Stock Plan no award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in our capitalization), if the effect would be to reduce the exercise price for the share underlying such award.

PAGE	38	2010 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dina Dublon (Chair)

Reed Hastings

Helmut Panke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, the Compensation Committee consisted of Dina Dublon, Reed Hastings, and Helmut Panke. All members of the Committee were independent directors, and no member was an employee or former employee of Microsoft. During fiscal year 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a global software company with extensive operations in the United States and many foreign countries. In fiscal year 2010 we purchased approximately $26.2 billion of goods and services from third parties. We have approximately 89,000 employees and the authority to purchase goods and services is widely dispersed. Because of these far-reaching activities, we encounter transactions and business arrangements with businesses and other organizations in which one of our directors, executive officers, or nominees for director, or their immediate families, or a greater than 5% owner of our stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We will refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between Microsoft and its directors and executive officers or their immediate family members. The Audit Committee has established a written policy and procedures for review and approval of related-party transactions. If a related-party transaction subject to review directly or indirectly involves a member of the Audit Committee (or an immediate family member or domestic partner), the remaining Committee members will conduct the review. In evaluating a related-party transaction involving a director, executive officer, or their immediate family members, the Audit Committee considered, among other factors:

•	goods or services provided by or to the related party,
•	the nature of the transaction and the costs to be incurred by Microsoft or payments to Microsoft,
•	the benefits associated with the transaction and whether comparable or alternative goods or services are available to Microsoft from unrelated parties,
•	the business advantage Microsoft would gain by engaging in the transaction,
•	the significance of the transaction to Microsoft and to the related party, and
•	management’s determination that the transaction is in the best interests of the Company.

To receive Audit Committee approval, related-party transactions must have a Microsoft business purpose and be on terms that are fair and reasonable to Microsoft, and as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

PAGE	39	2010 PROXY STATEMENT

The following are transactions in which Microsoft was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

•

As in prior years, during fiscal year 2010 the Company engaged in business transactions with Corbis Corporation, a company that provides digitized images and production services. Mr. Gates is the sole shareholder of Corbis. Microsoft paid Corbis approximately $320,000 in fiscal year 2010 as licensing fees for digital images to be used in Microsoft’s products, services, and marketing materials. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft enters into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the business group at Microsoft seeking to use the digital images. We believe the terms are no less favorable to Microsoft than those offered by Corbis to other large customers. Corbis also uses Microsoft software in its business, and paid approximately $260,000 in fiscal year 2010 for software license fees under our standard licensing program. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other terms, either on behalf of Microsoft or Corbis.

•

A brother of Ray Ozzie, an executive officer of the Company during fiscal year 2010, and a nephew of Robert J. (Robbie) Bach, an executive officer of the Company during fiscal year 2010, were employed by the Company in fiscal year 2010. Each received compensation that exceeded $120,000.

The Audit Committee has reviewed and approved these arrangements.

In addition, Mr. Gates has extensive personal holdings in private and public companies where he is not involved in management or daily operations. Microsoft may, from time to time, do business with these companies in the ordinary course. Mr. Gates also owns several business entities that purchase technology consulting services from Microsoft. The business described in this paragraph is conducted at arm’s length on terms that are available to unrelated parties. The business is not material to Microsoft or Mr. Gates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from Microsoft’s records. Based on information available to us during fiscal year 2010, we believe that all applicable Section 16(a) filing requirements were met, except that, due to an administrative error, Frank H. Brod was late in filing a report of a stock award grant for 15,213 shares.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. It is available on Microsoft’s Web site at www.microsoft.com/investor/corporategovernance. The charter, which was last amended effective September 21, 2010, includes a calendar that outlines the Audit Committee’s duties and responsibilities quarter-by-quarter. The Audit Committee reviews the charter and calendar annually.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that Dina Dublon, Charles H. Noski, and Helmut Panke are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

The Board of Directors has the ultimate authority for effective corporate governance, including oversight of the management of Microsoft. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Microsoft, the audits of Microsoft’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Microsoft’s independent auditor, and the performance of Microsoft’s internal auditor.

PAGE	40	2010 PROXY STATEMENT

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of Microsoft’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Microsoft’s system of internal control. Microsoft’s independent auditor, Deloitte & Touche LLP (“Deloitte & Touche”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness the Company’s internal control over financial reporting.

During fiscal year 2010, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter and the accompanying calendar. The Committee had nine meetings, four of which were regular quarterly meetings and five of which related to earnings announcements and periodic SEC filings. Specifically, the Committee, among other actions:

•	reviewed and discussed with management and the independent auditor Microsoft’s quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC,
•

reviewed with management, the independent auditor, and the internal auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of Microsoft’s internal control over financial reporting,

•	reviewed with the independent auditor, management, and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and the internal auditor,
•	inquired about significant risks, reviewed Microsoft’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and
•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor.

The Audit Committee has reviewed and discussed with management and the independent auditor Microsoft’s audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2010, and the independent auditor’s report on those financial statements. Management represented to the Audit Committee that Microsoft’s financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communication with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Microsoft’s financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of Microsoft’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Company’s pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Deloitte & Touche.” The Audit Committee has concluded that provision of the non-audit services described in that section was compatible with maintaining the independence of Deloitte & Touche. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has engaged in dialogue with Deloitte & Touche about its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Microsoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC. The Audit Committee also has selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2011. The Board is recommending that shareholders ratify this selection at the Annual Meeting.

PAGE	41	2010 PROXY STATEMENT

Audit Committee

Charles H. Noski (Chair)

Dina Dublon

Helmut Panke

FEES BILLED BY DELOITTE & TOUCHE

Fees.    The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of Microsoft’s annual financial statements for the years ended June 30, 2010, and 2009, and fees billed for other services rendered by Deloitte & Touche during those periods.

(In millions)
Year Ended June 30	2010	2009

Audit Fees	$20.1	$19.0
Audit-Related Fees	6.2	6.8
Tax Fees	0.2	0.4
All Other Fees	0.1	0.1

Total	$26.6	$26.3

Audit Fees.    These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.    Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. Revenue assurance and license compliance includes procedures under contracts that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of our software licensing revenue. These services support the evaluation of the effectiveness of internal control over revenue recognition, and enhance the independent auditor’s understanding of licensing programs and controls.

Tax Fees.    These fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. For fiscal year 2010, fees incurred for tax compliance and return preparation were $192,000. For fiscal year 2009, fees incurred for tax compliance and return preparation were $372,000 and fees for tax planning and advice were $41,000. The compliance and return preparation services consisted of the preparation of original and amended tax returns and claims for refunds. Tax planning and advice consisted of support during income tax audits or inquiries.

All Other Fees.    All Other Fees consist of permitted services other than those that meet the criteria above and include training activities, and economic, industry, and accounting subscriptions and surveys.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

PAGE	42	2010 PROXY STATEMENT

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

The Audit Committee has established a policy for pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee reviews and, if appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions each quarter. Microsoft uses a centralized internal system to collect requests from Company personnel for services by the independent auditor to facilitate compliance with this pre-approval policy.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as Microsoft’s independent auditor for fiscal year 2011, and the Board asks shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise Microsoft’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Microsoft’s independent auditor for the current fiscal year.

The Board of Directors recommends a vote FOR the proposal.

PROPOSAL 3:

SHAREHOLDER PROPOSAL NO. 1

Harrington Investments has advised us that it intends to submit the proposal set forth below for consideration at our Annual Meeting. A draft response recommending a vote against the proposal follows the proponent’s supporting statement.

RESOLVED: Amend Article 2 of the corporate bylaws, to add a new Section 2.13 as follows:

Section 2.13 Board Committee on Environmental Sustainability:    There is established a Board Committee on Environmental Sustainability. The purpose of the committee is to review the company’s corporate policies, above and beyond matters of legal compliance, in order to assess, and make recommendations to enhance, the company’s policy responses to changing conditions and knowledge of the natural environment, including but not limited to, natural resource limitations, energy use, waste disposal, and climate change. Policy responses should include, among other things, an assessment of the company’s disclosure of quantitative environmental metrics.

The Board of Directors is authorized in its discretion, consistent with these bylaws and applicable law to: (1) designate the members of the committee, (2) provide the committee with funds for operating expenses, (3) adopt a charter or resolution to specify the powers of the committee, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Sustainability shall not incur any costs to the company except as authorized by the Board of Directors.

PAGE	43	2010 PROXY STATEMENT

SUPPORTING STATEMENT

In the proponent’s opinion, issues related to environmental sustainability might include, but are not limited to: global climate change, emerging concerns regarding toxicity of materials, resource shortages, and biodiversity loss.

Adoption of this resolution would help restore our company’s position in this area of increasing concern to investors and policy makers. Beginning October 2009, the company was removed from the NASDAQ Sustainability Index due to inadequate disclosure of quantitative environmental metrics. Currently, the Board Corporate Governance and Nominating committee is required through its charter to annually review the Company’s policies and programs that relate to corporate citizenship, including environmental sustainability. The Proponent believes establishing a separate board committee on sustainability is necessary to ensure that the Board of Directors will better address sustainability on an ongoing basis, elevating the priority given to these issues, and thereby restoring the company’s leadership position.

BOARD RECOMMENDATION

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Microsoft is committed to being a responsible environmental leader and has many initiatives underway to reduce our environmental footprint. We also are committed to software and technology innovation that helps people and organizations around the world address pressing energy and environmental challenges. However, we do not believe establishing a dedicated board committee on environmental sustainability is necessary to manage this area effectively. As the proponent’s proposal notes, one of the responsibilities of Microsoft’s Governance and Nominating Committee is to review Microsoft’s policies and programs that relate to corporate responsibility, and we specifically amended the Committee’s charter in 2009 to include consideration of environmental sustainability. Under this umbrella of Board oversight, a chief environmental strategist guides our overall environmental sustainability strategy and leads a cross-company team that reports regularly to our senior executives.

A few of the highlights of our environmental progress and recognition in our past fiscal year include:

•

Windows 7 is our most energy-efficient operating system ever; it is designed to use less energy when in idle and active states, has new energy management tools for information technology administrators, and has sleep mode on by default.

•

We launched an online tool called Microsoft Hohm that enables consumers to better understand their energy usage and get recommendations to save energy and money. Ford Motor Company has announced plans to integrate Microsoft Hohm technology into upcoming electric vehicle models beginning in 2011.

•

In fiscal year 2010 our new Chicago and Dublin data centers received awards for their energy efficiency. Dublin was recognized as a best practice for energy efficiency by the European Commission’s Sustainable Energy Europe Campaign and Chicago received the Uptime Institute’s Green Enterprise IT Award.

We publicly report on our environmental policies and performance through our Web site www.microsoft.com/environment, and meet environmental reporting standards such as the Carbon Disclosure Project. This year we enhanced the environmental reporting available in our Corporate Citizenship report and are working to further enhance the environmental metrics we report.

The Board of Directors also opposes this proposal because of governance concerns. Our Bylaws allow our Board to establish committees at its discretion. Our Board establishes each of our standing committees by resolution with a written charter that is published on our Web site. Committee charters are amended from time to time as appropriate to meet the evolving needs of the Company and our Board. This proposal would directly amend the Bylaws to create a new committee when no other committee is established in that manner. We see no reason why this committee should be specifically established through this unique and unnecessary process. As we have noted above, the functions of this proposed new committee are currently within the charter of the Governance and Nominating Committee.

Management consults with the Governance and Nominating Committee and the Board of Directors to keep our Board informed and receive direction on a range of corporate citizenship issues including environmental sustainability. Given our existing governance framework, the board committee the proponent suggests is unnecessary to

PAGE	44	2010 PROXY STATEMENT

ensure a strong Company commitment to our environmental strategy and performance. Accordingly, our Board recommends a vote against the resolution.

VOTE REQUIRED

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the Annual Meeting is required for approval of the proposal.

PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business (5:30 p.m. Pacific Daylight Time) on June 2, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2011 Annual Meeting, a shareholder’s notice of a matter the shareholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Microsoft at its principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2010 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received not earlier than July 19, 2011, and not later than the close of business on August 18, 2011, unless our Annual Meeting date occurs more than 30 days before or 60 days after November 16, 2010. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2011 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the Annual Meeting or, if the first public announcement of the date of the Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2011 Annual Meeting must be addressed to: MSC 123/9999, Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of Microsoft. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of Microsoft, none of whom will receive any additional compensation for their services. Also, Phoenix Advisory Partners, LLC may solicit proxies at an approximate cost of $15,000 plus reasonable expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. Microsoft will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Microsoft will pay all proxy solicitation costs.

PAGE	45	2010 PROXY STATEMENT

VOTING PROCEDURES

Tabulation of Votes.    Our independent election inspector, American Stock Transfer & Trust Company LLC, will tabulate votes cast by proxy or in person at the meeting. We expect to publish the final vote tabulation on our Web site, www.microsoft.com/investor/votingresults within one business day after the Annual Meeting. We will also report the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes.    The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Please note that in prior years, brokers and custodians were allowed to vote uninstructed shares in uncontested director elections. Beginning January 1, 2010, brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of Directors	Majority of shares cast	Not counted	Not voted
2	Ratification of Independent Auditor	Majority of shares cast	Not counted	Discretionary vote
3	Shareholder Proposal	Majority of shares cast	Not counted	Not voted

For the purposes of our majority vote standard for uncontested director elections, the following will not be votes cast: (a) a share whose ballot is marked as withheld, (b) a share otherwise present at the meeting but for which there is an abstention, and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

Vote Confidentiality.    Microsoft has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

Where to Find More Proxy Voting Information.

•	The Securities and Exchange Commission Web site has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.
•	Contact the Microsoft Investor Relations department through our Web site at www.microsoft.com/investor/Contacts/default.aspx or by phone at 425-706-4400.
•	Contact the broker or bank through which you beneficially own your shares.

AUDITORS

Representatives of Deloitte & Touche, independent auditor for Microsoft for fiscal year 2010 and the current fiscal year, will be present at the Annual Meeting and will be available to respond to appropriate questions.

PAGE	46	2010 PROXY STATEMENT

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the Annual Meeting, and so far as is known to our Board, no matters are to be brought before the meeting other than as specified in the notice of the meeting, except as follows: a shareholder has indicated it intends to present a proposal from the floor at the meeting relating to the Company’s dividend and share buyback policies. If this matter is properly presented at the meeting (or any postponement or adjournment), the persons named as proxies herein intend to use their discretionary authority to vote against this proposal. In addition to the scheduled items of business, the meeting may consider other shareholder proposals and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, September 30, 2010.

PAGE	47	2010 PROXY STATEMENT

MICROSOFT CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote all the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, November 16, 2010 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

Microsoft

Meydenbauer Center, 11100 NE 6th Street, Bellevue, WA 98004

November 16, 2010 at 8:00 a.m.

Please sign, date and mail this proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

90033333333330300000000000000 3 111610

The Board of Directors recommends a vote “FOR” EACH OF THE FOLLOWING NOMINEES, “FOR” PROPOSAL 10,

AND “AGAINST” PROPOSAL 11.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Election of directors: (The Board recommend a vote FOR this proposal) FOR AGAINST ABSTAIN

1. Steven A. Ballmer

2. Dina Dublon

3. William H. Gates III

4. Raymond V. Gilmartin

5. Reed Hastings

6. Maria M. Klawe

7. David F. Marquardt

8. Charles H. Noski

9. Helmut Panke

FOR AGAINST ABSTAIN

10. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal)

11. Shareholder Proposal - Establishment of Board Committee on Environmental Sustainability (The Board recommends a vote AGAINST this proposal)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MICROSOFT CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote all the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, November 16, 2010 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

Microsoft

Meydenbauer Center, 11100 NE 6th Street, Bellevue, WA 98004

November 16, 2010 at 8:00 a.m.

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have this proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail this proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, annual report and proxy card are available at http://www.amstock.com/ProxyServices/Microsoft

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

90033333333330300000000000000 3 111610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES, “FOR” PROPOSAL 10, AND “AGAINST” PROPOSAL 11.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

Election of directors: (The Board recommend a vote FOR this proposal) FOR AGAINST ABSTAIN

1. Steven A. Ballmer

2. Dina Dublon

3. William H. Gates III

4. Raymond V. Gilmartin

5. Reed Hastings

6. Maria M. Klawe

7. David F. Marquardt

8. Charles H. Noski

9. Helmut Panke

FOR AGAINST ABSTAIN

10. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal)

11. Shareholder Proposal - Establishment of Board Committee on Environmental Sustainability (The Board recommends a vote AGAINST this proposal)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.